As filed with the Securities and Exchange Commission on September 18, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NICE-SYSTEMS LTD.

(Exact name of Registrant as specified in its charter and translation of Registrant’s name into English)

Israel	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8 Hapnina Street
P.O. Box 690
Ra’anana 43107, Israel
972-9-775-3522

(Address and telephone number of Registrant’s principal executive offices)

NICE Systems Inc.
301 Route 17 North
Rutherford, New Jersey 07070
Attention: David Ottensoser
(201) 964-2600

(Name, address and telephone number of agent for service)

with copies to:

Kenneth L. Henderson, Esq. Gary W. Wolff, Esq. Bryan Cave LLP 1290 Avenue of the Americas New York, New York 10104 (212) 541-2000	Oded Eran, Adv. Adam M. Klein, Adv. Goldfarb, Levy, Eran, Meiri & Co. 2 Weizmann Street Tel Aviv 64239, Israel 972-3-608-9999	Alan F. Denenberg, Esq. Davis Polk & Wardwell 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000	Dan Geva, Adv. David S. Glatt, Adv. Meitar Liquornik Geva & Leshem Brandwein 16 Abba Hillel Silver Road Ramat Gan 52506, Israel 972-3-610-3100

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum offering price	Amount of Registration Fee
Ordinary Shares(1)	(2)	(2)	(2)	(2)
(1)	Represented by American Depositary Shares (‘‘ADSs’’). Each ADS represents one Ordinary Share.
(2)	The registrant is registering an indeterminate amount of securities for offer and sale from time to time at indeterminate offering prices. In reliance on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee relating to the registration of securities hereby.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the final prospectus is delivered. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus

SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 2007

4,500,000 American Depositary Shares

Representing 4,500,000 Ordinary Shares

NICE-Systems Ltd.

NICE-Systems Ltd. is offering 4,500,000 American Depositary Shares, which we refer to as ADSs. Each ADS represents one ordinary share. The ADSs are evidenced by American Depositary Receipts.

Our ADSs are quoted on The Nasdaq Global Select Market under the symbol ‘‘NICE.’’ Our ordinary shares are traded on the Tel Aviv Stock Exchange. The last reported sales price of our ADSs on The Nasdaq Global Select Market on September 17, 2007 was $37.39 per ADS and the last reported sales price for our ordinary shares on September 17, 2007 on the Tel Aviv Stock Exchange was NIS 154.00 per share (or $37.63).

Investing in our ADSs involves a high degree of risk. See ‘‘Risk Factors’’ beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers.

The underwriter has agreed to purchase the ADSs from us at a price of $        per share, which will result in $        of proceeds to us before deducting offering expenses.

The underwriter may offer the ADSs in transactions on The Nasdaq Global Select Market, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

We have granted to the underwriter an option to purchase up to 675,000 additional ADSs on the same terms and conditions as set forth above if the underwriter sells more than 4,500,000 ADSs in this offering. The underwriter can exercise this right at any time and from time to time, in whole or in part, within 30 days after the offering.

The underwriter expects to deliver the ADSs on or about September     , 2007.

Prospectus dated September    , 2007

You should rely only on the information contained or incorporated by reference in this prospectus. ‘‘Incorporated by reference’’ means that we can disclose important information to you by referring you to another document filed separately with the U.S. Securities and Exchange Commission. Neither we nor the underwriter has authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained or incorporated by reference in this prospectus is current only as of the dates appearing on the respective covers of the documents incorporated by reference or in this prospectus, respectively. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. The delivery of this prospectus or any sales made hereunder after the date of this prospectus shall not create an implication that the information contained herein or that our affairs have not changed since the date hereof.

Unless we have indicated otherwise or the context otherwise requires, references in this prospectus to ‘‘NICE,’’ ‘‘the Company,’’ ‘‘we,’’ ‘‘us’’ and ‘‘our’’ refer to NICE-Systems Ltd., a company organized under the laws of the State of Israel, and its wholly owned subsidiaries.

In this prospectus, unless otherwise specified or unless the context otherwise requires, all references to ‘‘$’’ or ‘‘dollars’’ are to U.S. dollars and all references to ‘‘NIS’’ are to New Israeli Shekels.

All share and per share information in this prospectus has been adjusted to give retroactive effect to a two-for-one split of our ordinary shares. The split was effected by way of a 100% stock dividend, which had an ex-dividend date of May 31, 2006.

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Prospectus Summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This is not intended to be a complete description of the matters covered in this prospectus and is subject to, and qualified in its entirety by, reference to the more detailed information and financial statements (including the notes thereto) included or incorporated by reference in this prospectus.

Our Company

We are a leading provider of solutions that capture, manage and analyze unstructured multimedia content and transactional data enabling companies and public organizations to enhance business and operational performance, address security threats and behave proactively. Unstructured multimedia content includes phone calls to contact centers, back offices and branches, video captured by closed circuit television cameras, radio communications between emergency services personnel, email and instant messaging. Our solutions include integrated, scalable, multimedia recording platforms, software applications and related professional services. These solutions address critical business processes and risk management, compliance procedures and security needs of companies and public organizations. Our solutions facilitate faster decision-making and near real-time action, improving business and employee performance, and enhancing security and public safety. Our customers use our systems in a variety of enterprises, such as financial services, health care, outsourcers, retail, service providers, telecommunications and utilities. Our security solutions are primarily focused on homeland security and first responder organizations, transportation organizations, government-related organizations and the private sector. Our solutions are deployed at over 24,000 customers, including over 85 of the Fortune 100 companies.

Recent Developments

Actimize Acquisition

On August 30, 2007, we acquired Actimize Ltd. Under the terms of the Agreement and Plan of Merger, dated July 2, 2007 (the ‘‘Merger Agreement’’), the consideration paid for Actimize was approximately $280 million, approximately 80% of which was in cash and approximately 20% of which was satisfied through the issuance of 1,501,933 of our ordinary shares. On August 29, 2007, we entered into an unsecured loan agreement and letter of undertaking with Bank Hapoalim B.M. to finance $120 million of the cash consideration. The loan bears interest at the annual rate of LIBOR plus 0.45% and matures on February 29, 2008. On September 12, 2007, as required by the Merger Agreement, we filed a registration statement with the U.S. Securities and Exchange Commission to register for resale the securities issued pursuant to the Merger Agreement. We are required to maintain the effectiveness of that registration statement for six months from the date of filing.

Actimize is a global provider of operational risk management software solutions that enable financial services institutions to manage the challenges of regulatory compliance, internal policy enforcement and fraud prevention and money laundering. Actimize’s software solutions allow financial services institutions to detect and mitigate these operational risks, thereby minimizing reputational harm, regulatory sanctions and financial losses. Actimize’s technology platform performs real-time analysis of transactions and interactions from multiple channels such as contact centers, the web and backend systems.

Actimize’s solutions are based on a scalable, proprietary software platform and flexible applications that address hundreds of compliance, fraud and money-laundering scenarios across an enterprise. The solutions monitor and analyze high volumes of complex data on a real-time basis to enable clients to detect anomalous transactions, generate alerts and facilitate corrective action. Actimize currently offers packaged solutions in the following principal areas:

•	Securities trading and broker supervision. Addresses compliance and policy enforcement for both institutional and retail equity trading, fixed income and derivatives trading, brokerage control room surveillance and broker sales practices.

•	Fraud prevention. Enables fraud detection and mitigation by analyzing transactional activity to identify suspicious patterns and other indicators of fraudulent behavior, such as online and cross channel fraud, check and ATM/debit fraud, insider fraud and account takeover fraud.

•	Anti-money laundering (AML). Enables transaction monitoring, suspicious activity reporting, government watch-list screening and customer due diligence.

In addition to packaged solutions, Actimize provides configuration and development tools that allow clients to develop customized solutions on the Actimize software platform.

For additional information on the Actimize acquisition, please see ‘‘Where You Can Find More Information’’ beginning on page 43 of this prospectus.

David Kostman’s Resignation from the Board

On June 18, 2007, David Kostman resigned from our board of directors. Our board of directors now consists of seven directors, each of whom is independent.

Formatest Dispute

On June 19, 2007, NICE and Formatest AG entered into an agreement settling all claims filed by Formatest against NICE Switzerland AG, pursuant to which we paid EUR 831,600 plus legal and other costs and expenses. For additional information on the Formatest dispute, please see Note 4, ‘‘Legal Proceedings’’ in our interim consolidated financial statements in Exhibit 99.1 to our Report on Form 6-K filed September 12, 2007.

Corporate Information

Our principal executive offices are located at 8 Hapnina Street, P.O. Box 690, 43107 Ra’anana, Israel, where our telephone number is +972-9-775-3522 and our facsimile number is +972-9-775-3520. Our U.S. headquarters is located at 301 Route 17 North, 10th Floor, Rutherford, New Jersey 07070, where our telephone number is +1-201-964-2600 and our facsimile number is +1-201-964-2610.

The Offering

American Depositary Shares offered by NICE:	4,500,000 American Depositary Shares
Ordinary shares outstanding after this offering:	58,865,312 ordinary shares
Ordinary shares per ADS:	One ordinary share per ADS
Use of proceeds:	We may use a portion of the net proceeds of this offering to repay all or a portion of the amount outstanding under our loan agreement with Bank Hapoalim B.M. Any net proceeds from this offering that are not used to repay our loan are expected to be used for capital expenditures, acquisitions, or general corporate purposes.
Nasdaq symbol:	NICE
Risk factors:	See ‘‘Risk Factors’’ beginning on page 4 of this prospectus.

The number of our ordinary shares outstanding after this offering in the table above does not include:

•	an aggregate of 6,655,031 ordinary shares reserved for issuance upon exercise of outstanding options as of September 17, 2007, at a weighted average exercise price of $23.09 per share;

•	an aggregate of 3,149,485 additional ordinary shares available as of September 17, 2007, for future issuance under our employee stock plans, subject to certain annual issuance limitations.

The number of shares outstanding included in the table above includes 427,571 restricted shares.

Unless we specifically state otherwise, the information in this prospectus assumes that the underwriter does not exercise its option to purchase up to 675,000 additional ADSs within 30 days of the date of this prospectus.

Risk Factors

Before you invest in our securities, you should carefully consider the risks involved. Accordingly, you should carefully consider the following factors, as well as the other information contained in this prospectus and in the documents incorporated by reference herein.

General business risks relating to our business portfolio and structure

The markets in which we operate are characterized by rapid technological changes and frequent new products and service introductions. We may not be able to keep up with these rapid technological and other changes.

We operate in several markets, each characterized by rapidly changing technology, new product introductions and evolving industry standards. The introduction of products embodying new technology and the emergence of new industry standards can render existing products obsolete and unmarketable and can exert price pressures on existing products. We anticipate that a number of existing and potential competitors will be introducing new and enhanced products that could adversely affect the competitive position of our products. Our most significant market is the market for voice recording platforms and related enhanced applications (or Voice Platforms and Applications). Voice Platforms and Applications are utilized by entities operating in the contact center, trading floor, public safety and air traffic control segments to capture, store, retrieve and analyze recorded data. The market for our Voice Platforms and Applications is, in particular, characterized by a group of highly competitive vendors that are introducing rapidly changing competitive offerings around evolving industry standards.

Our ability to anticipate changes in technology and industry standards and to successfully develop and introduce new, enhanced and competitive products, on a timely basis, in all the markets in which we operate, will be a critical factor in our ability to grow and be competitive. As a result, we expect to continue to make significant expenditures on research and development, particularly with respect to new software applications, which are continuously required in all our business areas. The convergence of voice and data networks and wired and wireless communications could require substantial modification and customization of our current multi-dimensional products and business models, as well as the introduction of new multi-dimensional products. Further, customer acceptance of these new technologies may be slower than we anticipate. We cannot assure you that the market or demand for our products will grow as rapidly as we expect, if at all, that we will successfully develop new products or introduce new applications for existing products, that such new products and applications will achieve market acceptance or that the introduction of new products or technological developments by others will not render our products obsolete. In addition, our products must readily integrate with major third party security, telephone, front-office and back-office systems. Any changes to these third party systems could require us to redesign our products, and any such redesign might not be possible on a timely basis or achieve market acceptance. Our inability to develop products that are competitive in technology and price and responsive to customer needs could have a material adverse effect on our business, financial condition and results of operations. Additional factors that could have a material adverse effect on our business, financial condition and results of operations include industry specific factors; our ability to continuously develop, introduce and deliver commercially viable products, solutions and technologies; the market’s rate of acceptance of the product solutions and technologies we offer; and our ability to keep pace with market and technology changes and to compete successfully.

Our business could be materially adversely affected as a result of the risks associated with acquisitions and investments, including our recent acquisition of Actimize. In particular, we may not succeed in making additional acquisitions or be effective in integrating such acquisitions.

As part of our growth strategy, we have made a number of acquisitions and expect to continue to make acquisitions. We frequently evaluate the tactical or strategic opportunity available related to complementary businesses, products or technologies. The process of integrating an acquired company’s business into our operations, including the business of Actimize, and/or of investing in new technologies, may result in unforeseen operating difficulties and large expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of our business. Other risks commonly encountered with acquisitions include the effect of the acquisition on our financial and strategic position and reputation, the failure of the acquired business to further our strategies, the inability to successfully integrate or commercialize acquired technologies or otherwise realize anticipated synergies or economies of scale on a timely basis, and the potential impairment of acquired assets. Moreover, there can be no assurance that the anticipated benefits of any acquisition or investment will be realized. Future acquisitions or investments could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, and amortization expenses related to intangible assets, any of which could have a material adverse effect on our operating results and financial condition. There can be no assurance that we will be successful in making additional acquisitions or effective in integrating such acquisitions into our existing business. In addition, if we consummate one or more significant acquisitions in which the consideration consists, in whole or in part, of ordinary shares or American Depositary Shares (ADSs), representing our ordinary shares, shareholders would suffer dilution of their interests in us. We have also invested in companies which can still be considered in the start-up or development stages. These investments are inherently risky as the market for the technologies or products they have under development are typically in the early stages and may never materialize. We could lose our entire initial investment in these companies.

We have expanded into new markets and may not be able to manage our expansion and anticipated growth effectively.

We have established a sales management and service infrastructure in India by recruiting sales management and service personnel in order to bring about further growth in revenue in the Asia Pacific market and have expanded our professional services group to include business consultants. Also, since 2002 we have been expanding our presence in Europe (mainly in the United Kingdom) and in the Middle East and Africa (the EMEA region) through organic growth and through our acquisition of Thales Contact Solutions (or TCS) and FAST Video Security. We may establish additional operations within these regions or in other regions where growth opportunities are projected to warrant the investment. However, we cannot assure you that our revenues will increase as a result of this expansion or that we will be able to recover the expenses we incurred in effecting the expansion. Our failure to effectively manage our expansion of our sales, marketing, service and support organizations could have a negative impact on our business. To accommodate our global expansion, we are continuously implementing new or expanded business systems, procedures and controls. There can be no assurance that the implementation of such systems, procedures, controls and other internal systems can be completed successfully.

Our evolving business strategy could adversely affect our business.

Historically we have supplied the hardware and some software for implementing multimedia recording solutions. Our shift towards providing value-added services and an enterprise software business model has required and will continue to require substantial change, potentially resulting in some disruption to our business. These changes may include changes in management, sales force and technical personnel; expanded or differing competition resulting from entering the enterprise software market; increased need to expand our distribution network to include system integrators which could impact revenues and gross margins; and, as our applications are sold either to our installed base or to new customers together with our recording platforms, the rate of adoption of our software applications by the market.

The changes in our business may place a significant strain on our operational and financial resources. We may experience substantial disruption from changes and could incur significant expenses and write-offs. Failing to carefully manage expense and inventory levels consistent with product demand and to carefully manage accounts receivable to limit credit risk, could materially adversely affect our results of operations.

We depend upon outsourcers for the manufacture of our key products. The failure of our product manufacturers to meet our quality or delivery requirements would likely have a material adverse effect on our business, results of operations and financial condition.

In 2002, we entered into a manufacturing agreement with Flextronics Israel Ltd., a subsidiary of Flextronics, a global electronics manufacturing services company. Under this agreement, Flextronics provides us with a comprehensive manufacturing solution that covers all aspects of the manufacture of our products from order receipt to product shipment, including purchasing, manufacturing, testing, configuration, and delivery services. This agreement covers all of our products. In connection with the acquisition of Dictaphone Corporation’s Communications Recordings Systems division (or CRS), we also have a manufacturing agreement with Bulova Technologies EMS LLC (Bulova), pursuant to which Bulova manufactures all ex-CRS products. As a result of these arrangements, we are now fully dependent on Flextronics and Bulova to process orders and manufacture our products. Consequently, the manufacturing process of our products is not in our direct control.

We may from time to time experience delivery delays due to the inability of Flextronics or Bulova to consistently meet our quality or delivery requirements and we may experience production interruptions if either of Flextronics or Bulova is for any reason unable to continue the production of our products. Should we have on-going performance issues with our contract manufacturers, the process to move from one contractor to another is a lengthy and costly process that could affect our ability to execute customer shipment requirements and/or might negatively affect revenue and/or costs. If these manufacturers or any other manufacturer were to cancel contracts or commitments with us or fail to meet the quality or delivery requirements needed to satisfy customer orders for our products, we could lose time-sensitive customer orders and have significantly decreased quarterly revenues and earnings, which would have a material adverse effect on our business, results of operations and financial condition.

Undetected problems in our products could directly impair our financial results.

If flaws in the design, production, assembly or testing of our products (by us or our suppliers) were to occur, we could experience a rate of failure in our products that would result in substantial repair, replacement or service costs and potential liability and damage to our reputation. There can be no assurance that our efforts to monitor, develop, modify and implement appropriate test and manufacturing processes for our products will be sufficient to permit us to avoid a rate of failure in our products that results in substantial delays in shipment, significant repair or replacement costs or potential damage to our reputation, any of which could have a material adverse effect on our business, results of operations and financial condition.

Incorrect or improper use of our products or failure to properly provide training, consulting and implementation services could result in negative publicity and legal liability.

Our products, especially our Actimize solutions, are complex and are deployed in a wide variety of network environments. The proper use of our software requires extensive training and, if our software products are not used correctly or as intended, inaccurate results may be produced. Our products may also be intentionally misused or abused by clients who use our products. The incorrect or improper use of our products or our failure to properly provide training, consulting and implementation services to our clients may result in losses suffered by our clients, which could result in negative publicity and product liability or other legal claims against us.

If we lose our key suppliers, our business may suffer.

Certain components and subassemblies that are used in the manufacture of our existing products are purchased from a single or a limited number of suppliers. In the event that any of these suppliers are unable to meet our requirements in a timely manner, we may experience an interruption in production until an alternative source of supply can be obtained. Any disruption, or any other interruption of a supplier’s ability to provide components to us, could result in delays in making product shipments, which could have a material adverse effect on our business, financial condition and results of operations. In addition, some of our major suppliers use proprietary technology and software code that could require significant redesign of our products in the case of a change in vendor. Further, as suppliers discontinue their products, or modify them in manners incompatible with our current use, or use manufacturing processes and tools that could not be easily migrated to other vendors, we could have significant delays in product availability, which would have a significant adverse impact on our results of operations and financial condition. Although we generally maintain an inventory for some of our components and subassemblies to limit the potential for an interruption and we believe that we can obtain alternative sources of supply in the event our suppliers are unable to meet our requirements in a timely manner, we cannot assure you that our inventory and alternative sources of supply would be sufficient to avoid a material interruption or delay in production and in availability of spare parts.

We rely on software from third parties. If we lose the right to use that software, we would have to spend additional capital to redesign our existing software or develop new software.

We integrate various third party software products as components of our products. We utilize third party software products to enhance the functionality of our products. Our business could be disrupted if functional versions of this software were either no longer available to us or no longer offered to us on commercially reasonable terms. In either case, we would be required to spend additional capital to either redesign our software to function with alternate third party software or develop these components ourselves. We might as a result be forced to limit the features available in our current or future product offerings and the commercial release of our products could be delayed.

The European Union has issued directives relating to the sale in member countries of electrical and electronic equipment, including products sold by us. If our products fail to comply with these directives, we could be subject to penalties and sanctions that could materially adversely affect our business.

A directive issued by the European Union on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, or ‘‘RoHS,’’ came into effect on July 1, 2006. The RoHS directive lists a number of substances including, among others, lead, mercury, cadmium and hexavalent chromium, which must either be removed or reduced to within maximum permitted concentrations in any products containing electrical or electronic components that are sold within the European Union. Our products meet the requirements of the RoHS directive and we are making every effort in order to maintain compliance, without otherwise adversely affecting the quality and functionalities of our products.

We, like other manufacturers, are dependent on our suppliers for certain components and sub-system modules to comply with these requirements, and we may be required to pay higher prices for components that comply with this directive. In addition, compliance with the RoHS directive may require us to undertake significant expenses with respect to the re-design of our products. We may not be able to pass these higher component costs or redesign costs on to our customers. We cannot be sure that we will be able to comply with these regulations on a cost effective basis or that a sufficient supply of compliant components will be available to us. Our inability or failure to comply with these regulations, including by reason of failure by our suppliers to comply with the directive, may restrict us for a period of time from conducting certain business in the European Union and could have a material adverse effect on our results of operations.

A further directive on Waste Electrical and Electronic Equipment, or ‘‘WEEE,’’ approved by the European Union in 2003, promotes waste recovery with a view to reducing the quantity of waste for disposal and saving natural resources, in particular by reuse, recycling and recovery of waste electrical and electronic equipment. The WEEE directive covers all electrical and electronic equipment used by consumers and electronic equipment intended for professional use. The directive, which partly came into effect in August 2005, requires that all new electrical and electronic equipment put on the Community market be appropriately labeled regarding waste disposal and contains other obligations regarding the collection and recycling of waste electrical and electronic equipment. Our products fall within the scope of the WEEE directive, and we have set up the operational and financial infrastructure required for collection and recycling of WEEE, as stipulated in the WEEE directive, including product labeling, registration and the joining of compliance schemes. We are taking and will continue to take all requisite steps to ensure compliance with this directive. If we fail to maintain compliance, we may be restricted from conducting certain business in the European Union, which could adversely affect our results of operations.

The countries of the European Union, as a single market for our products, accounted in the six months ended June 30, 2007 for approximately 22% of our revenues. If our products fail to comply with WEEE or RoHS directives or any other directive issued from time to time by the European Union, we could be subject to penalties and other sanctions that could have a material adverse affect on our results of operations and financial condition.

If we lose a major customer or support contract, our results of operations may suffer.

We derive a significant portion of our revenues from services, which include maintenance, project management, support and training. As a result, if we lose a major customer or if a support contract is delayed or cancelled, our revenues would be adversely affected. In addition, customers who have accounted for significant service revenues in the past may not generate revenues in future periods. Our failure to obtain new customers or additional orders from existing customers could also materially affect our results of operations.

Risks associated with our distribution channels and key strategic partners may materially adversely affect our financial results.

We have agreements in place with many distributors, dealers and resellers to market and sell our products and services in addition to our direct sales force. We derive a significant percentage of our revenues from one of our distributor channels and new channels may, in the future, account for a significant percentage of our revenues. Our top distribution channel accounted for approximately 19%, 21%, 16% and 13% of our revenues in 2004, 2005, 2006 and in the six months ended June 30, 2007, respectively. Our financial results could be materially adversely affected if our contracts with distribution channels or our other partners were terminated, if our relationship with our distribution channels or our other partners were to deteriorate or if the financial condition of our distribution channels or our other partners were to weaken. Additionally, our competitors’ ability to penetrate our strategic relationships, particularly our relationship with Avaya, our largest global distribution channel and one of the leading global providers of enterprise business communication platforms in voice, e-business and data, may result in a significant reduction of sales through that channel. Moreover, our current distribution channels or other partners may decide to enter into our markets in competition with us, which will likely result in the termination of our relationship and may lead to a significant reduction in sales through related channels.

As our market opportunities change, our reliance on particular distribution channels or other partners may increase, which may negatively impact gross margins. There can be no assurance that we will be successful in maintaining or expanding these channels. If we are not successful, we may lose sales opportunities, customers and market share. In addition, some of our distribution channels or our other partners are suppliers of telecommunication infrastructure equipment. Some of our distribution channels or our other partners have developed and marketed IP-based products, software applications and storage products and services in competition with us and there can be no assurance that our distribution channels or our other partners will not further develop or market such products and services in the future.

Our uneven sales patterns could significantly impact our quarterly revenues and earnings.

The sales cycle for our products and services is variable, typically ranging between a few weeks to several months from initial contact with the potential client to the signing of a contract.

Frequently, sales orders accumulate towards the latter part of a given quarter. Looking forward, given the lead-time required by our contract manufacturer, if a large portion of sales orders are received late in the quarter, we may not be able to deliver products within the quarter and thus such sales will be deferred to a future quarter. There can be no assurance that such deferrals will result in sales in the near term, or at all. Thus, delays in executing client orders may affect our revenue and cause our operating results to vary widely. Additionally, as a high percentage of our expenses, particularly employee compensation, is relatively fixed, a variation in the level of sales, especially at or near the end of any quarter, may have a material adverse impact on our quarterly operating results.

It is also difficult to predict the exact mix of products for any period between hardware, software and services as well as within the product category between audio platforms and related applications and digital video. As each of our product types and services have different gross margins, changes in the mix of products sold in a period will have an impact, and perhaps a material impact, on our gross profit and net income in that period.

In addition, recognition of revenues from software license fees may be deferred, especially when we license customized solutions or where the provision of services is integral to the functionality of the software, in which case we may be required to recognize the license fees over the term of the provision of the services based on our estimate of the percentage of the project’s completion. These factors and others can also influence the length of our sales cycle, as we may have to negotiate very precise terms for the licensing of our software solutions, and we may accept terms and conditions that do not permit revenue recognition at the time of delivery.

If we lose our key personnel or cannot recruit additional personnel, our business may suffer.

If our growth continues, we will be required to hire and integrate new employees. Recruiting and retaining qualified engineers and computer programmers to perform research and development and to commercialize our products, as well as qualified personnel to market and sell those products, are critical to our success. As of June 30, 2007, approximately 24% of our employees were devoted to research and product development and approximately 18% were devoted to marketing and sales. There can be no assurance that we will be able to successfully recruit and integrate new employees. There is often intense competition to recruit highly skilled employees in the technology industry. We may also experience personnel changes as a result of our move from multimedia recording equipment towards business performance solutions. An inability to attract and retain highly qualified employees may have an adverse effect on our ability to develop new products and enhancements for existing products and to successfully market such products, all of which would likely have a material adverse effect on our results of operations and financial position. Our success also depends, to a significant extent, upon the continued service of a number of key management, sales, marketing and development employees, the loss of any of whom could materially adversely affect our business, financial condition and results of operations.

Operating internationally exposes us to additional and unpredictable risks.

We sell our products throughout the world and intend to continue to increase our penetration of international markets. In 2004, 2005, 2006 and the six months ended June 30, 2007, approximately 99% of our total sales were derived from sales to customers outside of Israel, and approximately 44%, 53%, 54% and 53%, respectively, of our total sales were made to customers in North America. A number of risks are inherent in international transactions. Our future results could be materially adversely affected by a variety of factors including changes in exchange rates, general economic conditions, regulatory requirements, tax structures or changes in tax laws, and longer payment cycles in the countries in our geographic areas of operations. International sales and operations may be limited or disrupted by the imposition of governmental controls and regulations, export license requirements, political instability, trade restrictions, changes in tariffs and difficulties in managing international operations. We cannot assure you that one or more of these factors will not have a material adverse effect on our international operations and, consequently, on our business, financial condition and results of operations.

Inadequate intellectual property protections could prevent us from enforcing or defending our intellectual property and we may be subject to liability in the event our products infringe on the proprietary rights of third parties and we are not successful in defending such claims.

Our success is dependent, to a significant extent, upon our proprietary technology. We currently hold 46 U.S. patents and 53 patents issued in additional countries covering substantially the same technology as the U.S. patents. We have over 148 patent applications pending in the United States and other countries. We rely on a combination of patent, trade secret, copyright and trademark law, together with non-disclosure and non-competition agreements, as well as third party licenses to establish and protect the technology used in our systems. However, we cannot assure you that such measures will be adequate to protect our proprietary technology, that competitors will not develop products with features based upon, or otherwise similar to our systems, or that third party licenses will be available to us or that we will prevail in any proceeding instituted by us in order to enjoin competitors from selling similar products.

We generally distribute our software products under software license agreements that restrict the use of our products by terms and conditions prohibiting unauthorized reproduction or transfer of the software products. However, effective copyrights and other intellectual property rights protection may be inadequate or unavailable to us in every country in which our software products are available, and the laws of some foreign countries may not be as protective of intellectual property rights as those in Israel and the United States.

Although we believe that our products do not infringe upon the proprietary rights of third parties, we cannot assure you that one or more third parties will not make a contrary claim or that we will be successful in defending such claim.

From time to time, we receive ‘‘cease and desist’’ letters alleging patent infringements. No formal claims or other actions have been filed with respect to such alleged infringements, except for claims filed by Dictaphone (which have since been settled and dismissed) and Verint America Inc. (formerly Witness Systems, Inc.) (see Item 8, ‘‘Financial Information—Legal Proceedings’’ in our annual report on Form 20-F, which is incorporated herein by reference, and ‘‘Recent Developments’’ beginning on page 1 of this prospectus). We believe that none of these allegations has merit. We cannot assure you, however, that we will be successful in defending against the claims that have been asserted or any other claims that may be asserted. We also cannot assure you that such claims will not have a material adverse effect on our business, financial condition, or operations. Defending infringement claims or other claims could involve substantial costs and diversion of management resources.

In addition, to the extent we are not successful in defending such claims, we may be subject to injunctions with respect to the use or sale of certain of our products or to liabilities for damages and may be required to obtain licenses which may not be available on reasonable terms, any of which may have a material adverse impact on our business or financial condition.

We use certain ‘‘open source’’ software tools that may be subject to intellectual property infringement claims, the assertion of which could impair our product development plans, interfere with our ability to support our clients or require us to pay licensing fees.

Certain of our software products contain a limited amount of open source code and we may use more open source code in the future. Open source code is code that is covered by a license agreement that permits the user to liberally use, copy, modify and distribute the software without cost, provided that users and modifiers abide by certain licensing requirements. The original developers of the open source code provide no warranties on such code.

As a result of our use of open source software, we could be subject to suits by parties claiming ownership of what we believe to be open source code and we may incur expenses in defending claims that we did not abide by the open source code license. If we are not successful in defending against such claims, we may be subject to monetary damages or be required to remove the open source code from our products. Such events could disrupt our operations and the sales of our products, which would negatively impact our revenues and cash flow.

In addition, under certain conditions, the use of open source code to create derivative code may obligate us to make the resulting derivative code available to others at no cost. The circumstances under which our use of open source code would compel us to offer derivative code at no cost are subject to varying interpretations. If we are required to publicly disclose the source code for such derivative products or to license our derivative products that use an open source license, our previously proprietary software products may be available to others without charge. If this happens, our customers and our competitors may have access to our products without cost to them, which could harm our business.

We monitor our use of such open source code to avoid subjecting our products to conditions we do not intend. The use of such open source code, however, may ultimately subject some of our products to unintended conditions so that we are required to take remedial action that may divert resources away from our development efforts.

We face potential product liability claims against us.

Our products focus specifically on organizations’ business-critical operations. We may be subject to claims that our products are defective or that some function or malfunction of our products caused or contributed to property, bodily or consequential damages. We attempt to minimize this risk by incorporating provisions into our distribution and standard sales agreements that are designed to limit our exposure to potential claims of liability. No assurance can be given that all claims will be barred by the contractual provisions limiting liability or that the provisions will be enforceable. We carry product liability insurance in the amount of $25,000,000 per occurrence and $25,000,000 overall per annum. No assurance can be given that the amount of any individual claim or all claims will be covered by the insurance or that the amount of any individual claim or all claims in the aggregate will not exceed insurance policy coverage limits. A significant liability claim against us could have a material adverse effect on our results of operations and financial position.

If our advanced compliance recording solutions fail to record our customers’ interactions, we may be subject to liability and our reputation may be harmed.

Many of our customers use our solutions to record and to store recordings of commercial interactions. These recordings are used to provide back-up and verification of transactions and to guard against risks posed by lost or misinterpreted voice communications. These customers rely on our solutions to record, store and retrieve voice data in a timely, reliable and efficient manner. If our solutions fail to record our customers’ interactions or our customers are unable to retrieve stored recordings when necessary, we may be subject to liability and our reputation may be harmed. Although we attempt to limit any potential exposure through quality assurance programs, insurance and contractual terms, we cannot assure you that we will eliminate or successfully limit our liability for any failure of our recording and storage solutions.

We face risks relating to government contracts.

We sell our products to, among other customers, governments and governmental entities. These sales are subject to special risks, such as delays in funding, termination of contracts or sub-contracts at the convenience of the government, termination, reduction or modification of contracts or sub-contracts in the event of changes in the government’s policies or as a result of budgetary constraints, and increased or unexpected costs resulting in losses or reduced profits under fixed price contracts. Such occurrences have happened in the past and we cannot assure you that we will not experience problems in the future in our performance of such government contracts.

The markets in which we operate are highly competitive and we may be unable to compete successfully.

The market for our products and related services, in general, is highly competitive. Additionally, some of our principal competitors, such as Verint Systems, Inc., may have significantly greater resources and larger customer bases than do we. We have seen evidence of deep price reductions by our competitors and expect to continue to see such behavior in the future, which, if we are required to match such discounting, will adversely affect our gross margins and results of operations. To date, we have been able to manage our product design and component costs. However, there can be no assurance that we will be able to continue to achieve reductions in component and product design costs. Further, the relative and varying rates of increases or decreases in product price and cost could have a material adverse impact on our earnings.

We are expanding the scope of our Voice Platforms and Applications to Enterprise Performance Management solutions, with a focus on analytic software solutions that are based on voice and data content analysis. The market for such content analysis applications is still in its early phases. Successful positioning of our products is a critical factor in our ability to maintain growth. Furthermore, new potential entrants from the traditional enterprise business intelligence and business analytics sector may decide to develop recording and content analysis capabilities and compete with us in this emerging opportunity. As a result, we expect to continue to make significant expenditures on marketing. We cannot ensure that the market awareness or demand for our new products will grow as rapidly as we expect, or if at all, that we will successfully develop new products or introduce new applications for existing products, that such new products and applications will achieve market acceptance or that the introduction of new products or technological developments by others will not adversely impact the demand for our products.

With respect to the market for digital video products and applications (or Video Platforms and Applications), our Video Platforms and Applications are utilized by entities in the closed circuit television, or CCTV, security, gaming and retail industries to capture, store and analyze digital video and related data. The market for our Video Platforms and Applications is highly competitive and includes products offering a broad range of features and capacities. We compete with a number of large, established manufacturers of video recording systems and distributors of similar products, as well as new emerging competitors. The price per channel of digital recording systems has decreased throughout the market in recent years, primarily due to competitive pressures. We cannot assure you that the price per channel of digital recording systems will not continue to decrease or that our gross profit will not decrease as a result. Moreover, our penetration into this market may not experience the same growth rate as the entire company’s growth rate, which might have a material adverse effect on our earnings.

With respect to the public safety part of our business, our ability to succeed depends on our ability to develop an effective network of distributors to the mid-low segment of the public safety market, while facing pricing pressures and low barriers to entry. We face significant competition from other well-established competitors, including CVDS Inc., VoicePrint Inc. and others. Prices have decreased throughout the market in recent years, primarily due to competitive pressures. We cannot assure you that prices will not continue to decrease or that our gross profit will not decrease as a result. We believe that our ability to sell and distribute our Voice Platforms and Applications in the public safety market depends on the success of our marketing, distribution and product development initiatives. We cannot assure you that we will be successful in these initiatives.

The Voice-over-Internet-Protocol contact center and trading market is highly competitive and we may be unable to compete successfully. The recent expansion of Voice-over-Internet-Protocol (or VoIP) into contact centers and trading floors may allow one or more of our competitors to take a leadership position with respect to this new technology. Strategic partners may change their vendor preference as a result or may develop embedded VoIP recording as part of the VoIP switch or networking infrastructure. Successful marketing of our products and services to our customers and partners will be critical to our ability to maintain growth. We cannot assure you that our products or existing partnerships will permit us to compete successfully.

The operational risk management market has emerged only in recent years and is highly competitive and fragmented. Our software solutions in this field compete with software developed internally by potential clients as well as software and other solutions offered by competitors.

Adverse conditions in the information technology sector may lead to a decreased demand for our voice platforms and applications and may harm our business, financial condition and results of operations.

We are subject to the effects of general global, economic and market conditions. Our operating results may be materially adversely affected as a result of unfavorable economic conditions and reduced information technology spending, particularly in the product segments in which we compete. In particular, many enterprises, telecommunications carriers and service providers may reduce spending in connection with contact centers, and many financial institutions may reduce spending related to trading floors and operational risk management. Budgets for IT-related capital expenditures at financial services and other institutions are typically cyclical in nature, with generally higher budgets in times of improving economic conditions and lower budgets in times of economic slowdowns. In addition, even at times when budgets for technology-related capital expenditures are relatively high, our clients may, due to imminent regulatory or operational deadlines or objectives or for other reasons, prioritize other expenditures over the operational risk management solutions that we offer.

Customer purchase decisions may be significantly affected by a variety of factors, including trends in spending for information technology and enterprise software, market competition, capital expenditure prioritization, budgeting and the viability or announcement of alternative technologies. Furthermore, even when information technology is a priority, prospective customers that made significant investments in internally developed solutions or in point solutions would incur significant costs in switching to third-party enterprise-wide products such as ours. If these industry-wide conditions exist, they may have a material adverse impact on our business, financial condition and results of operations.

We depend on the success of the NiceLog system and related products.

The NiceLog system, our digital voice recording system, is a computer telephony integrated multi-channel voice recording and retrieval system. We are dependent on the success of the NiceLog system and related products to maintain profitability. In 2004, 2005, 2006 and the six months ended June 30, 2007, approximately 78%, 78%, 63% and 63%, respectively, of our revenues were generated from sales of NiceLog systems and related products and we anticipate that such products will continue to account for a significant portion of our sales in the next several years. A significant decline in sales of NiceLog systems and related products, or a significant decrease in the profit margin on such products, could have a material adverse effect on our business, financial condition or results of operations.

We may be unable to develop strategic alliances and marketing partnerships for the global distribution of our video platforms and applications, which may limit our ability to successfully market and sell these products.

We believe that developing marketing partnerships and strategic alliances is an important factor in our success in marketing our video platforms and applications and in penetrating new markets for such products. However, unlike our voice platforms and applications, we have only recently started to develop a number of strategic alliances for the marketing and distribution of our video platforms and applications. We cannot assure you that we will be able to develop such partnerships or strategic alliances on terms that are favorable to us, if at all. Failure to develop such arrangements that are satisfactory to us may limit our ability to successfully market and sell our video platforms and applications and may have a negative impact on our business and results of operations.

We may be unable to commercialize new video content analysis applications.

We are currently in the process of developing and commercializing new video content analysis applications that will enable real-time detection of security threats. The market for such video content analysis applications is still in an early phase. In addition, because this is a new opportunity for changing security procedures and represents a transition to proactive security management, we are not able to predict the pace at which security organizations will adopt this technology, if at all. Successful positioning of our products is a critical factor in our ability to maintain growth. New potential entrants to the market may decide to develop video content analysis capabilities and compete with us in this emerging opportunity. As a result, we expect to continue to make significant expenditures on marketing. We cannot assure you that a market for these products will develop as rapidly as we expect or at all, that we will successfully develop new products or introduce new applications for existing products, that new products or applications will meet market expectations and needs, that we will be successful in penetrating these markets and in marketing our products or that the introduction of new products or technological developments by others will not adversely impact the demand for our video content analysis applications.

If the pace of spending by the U.S. Department of Homeland Security is slower than anticipated, our security business will likely be adversely affected, perhaps materially.

The market for our security solutions in CCTV continuous recording, public safety and law enforcement is highly dependent on the spending cycle and spending scope of the U.S. Department of Homeland Security, as well as local, state and municipal governments and security organizations in international markets. We cannot be sure that the spending cycle will materialize as we expect and that we will be positioned to benefit from the potential opportunities.

If we are unable to maintain the security of our systems, our business, financial condition and operating results could be harmed.

The occurrence, or perception of occurrence, of security breaches in the operation of our business or by third parties using our products could harm our business, financial condition and operating results. Some of our customers use our products to compile and analyze highly sensitive or confidential information. We may come into contact with such information or data when we perform service or maintenance functions for our customers. While we have internal policies and procedures for employees in connection with performing these functions, the perception or fact that any of our employees has improperly handled sensitive information of a customer or a customer’s customer could negatively impact our business. If, in handling this information we fail to comply with our privacy policies or privacy and security laws, we could incur civil liability to government agencies, customers and individuals whose privacy was compromised. If personal information is received or used from sources outside the U.S., we could be subject to civil, administrative or criminal liability under the laws of other countries. In addition, third parties may attempt to breach our security or inappropriately use our products through computer viruses, electronic break-ins and other disruptions. If successful, confidential information, including passwords, financial information, or other personal information may be improperly obtained and we may be subject to lawsuits and other liability. Any internal or external security breaches could harm our reputation and even the perception of security risks, whether or not valid, could inhibit market acceptance of our products.

Our business could be materially adversely affected by changes in the legal and regulatory environment.

Our business, results of operations and financial condition could be materially adversely affected if laws, regulations or standards relating to our products or us are newly implemented or changed. In addition, our revenues would be harmed if we fail to adapt our products to changes in regulations applicable to the business of certain of our clients, such as securities trading, broker sales compliance and anti-money laundering laws and regulations.

If we fail to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, it could have a material adverse effect on our business, operating results and share price.

The Sarbanes-Oxley Act of 2002 imposes certain duties on us. Our efforts to comply with the requirements of Section 404, which first applied to our financial statements for 2006, have resulted in increased general and administrative expenses and a devotion of management time and attention to compliance activities, and we expect these efforts to require the continued commitment of significant resources. If we fail to maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting. In addition, we may identify material weaknesses or significant deficiencies in our internal control over financial reporting. Failure to maintain effective internal control over financial reporting could result in investigation and/or sanctions by regulatory authorities, and could have a material adverse effect on our business and operating results, investor confidence in our reported financial information, and the market price of our ordinary shares and ADSs.

Additional tax liabilities could materially adversely affect our results of operations and financial condition.

As a global corporation, we are subject to income taxes both in Israel and various foreign jurisdictions. Our domestic and international tax liabilities are subject to the allocation of revenues and expenses in different jurisdictions and the timing of recognizing revenues and expenses. Additionally, the amount of income taxes paid is subject to our interpretation of applicable laws in the jurisdictions in which we file. From time to time, we are subject to income tax audits. While we believe we comply with applicable income tax laws, there can be no assurance that a governing tax authority will not have a different interpretation of the law and assess us with additional taxes. Should we be assessed additional taxes, there could be a material adverse affect on our results of operations and financial condition.

Risks relating to Israel

Our business may be impacted by inflation and NIS exchange rate fluctuations.

Exchange rate fluctuations between the U.S. dollar and the NIS may negatively affect our earnings. A substantial majority of our revenues and a substantial portion of our expenses are denominated in U.S. dollars. However, a significant portion of the expenses associated with our Israeli operations, including personnel and facilities related expenses, are incurred in NIS. Consequently, inflation in Israel will have the effect of increasing the dollar cost of our operations in Israel, unless it is offset on a timely basis by a devaluation of the NIS relative to the U.S. dollar. In addition, if the value of the U.S. dollar decreases against the NIS, our earnings may be negatively impacted. In 2006, the U.S. dollar depreciated against the NIS by 8.2% while inflation decreased by only 0.1%. We cannot predict any future trends in the rate of inflation in Israel or the rate of devaluation or appreciation of the NIS against the U.S. dollar or of the U.S. dollar against the NIS. If the U.S. dollar cost of our operations in Israel increases and if the current trend of depreciation of the U.S. dollar against the NIS continues, our dollar-measured results of operations will be adversely affected. In addition, exchange rate fluctuations in currency exchange rates in countries other than Israel where we operate and do business may also negatively affect our earnings.

We are subject to the political, economic and military conditions in Israel.

Our headquarters, research and development and main manufacturing facilities, as well as the facilities of Flextronics Israel Ltd., our key manufacturer, are located in the State of Israel, and we are directly affected by the political, economic and military conditions to which Israel is subject. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Since October 2000, there has been a high level of violence between Israel and the Palestinians. Hamas, an Islamist movement responsible for many attacks, including missile strikes, against Israelis, won the majority of the seats in the Parliament of the Palestinian Authority in January 2006 and took control of the entire Gaza Strip by force in June 2007. These developments have further strained relations between Israel and the Palestinian Authority. Further, in the summer of 2006, Israel engaged in a war with Hezbollah, a Lebanese Islamist Shiite militia group, which involved thousands of missile strikes and disrupted most day-to-day civilian activity in northern Israel. Acts of terrorism, armed conflicts or political instability in the region could negatively affect local business conditions and harm our results of operations. We cannot predict the effect on the region of any diplomatic initiatives or political developments involving Israel or the Palestinians or other countries in the Middle East. Furthermore, several countries restrict doing business with Israel and Israeli companies, and additional companies may restrict doing business with Israel and Israeli companies as a result of an increase in hostilities. Our products are heavily dependent upon components imported from, and most of our sales are made to, countries outside of Israel. Accordingly, our operations could be materially adversely affected if trade between Israel and its present trading partners were interrupted or curtailed.

Some of our officers and employees are currently obligated to perform annual military reserve duty and some were called to duty during the summer of 2006. Additionally, in the event of a military conflict, including the ongoing conflict with the Palestinians, these persons could be required to serve in the military for extended periods of time. We cannot assess the full impact of these requirements on our workforce or business and we cannot predict the effect on us of any expansion or reduction of these obligations.

Service and enforcement of legal process on us and our directors and officers may be difficult to obtain.

Service of process upon our directors and officers, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, since the majority of our assets and most of our directors and officers are located outside the United States, any judgment obtained in the United States against us or these individuals or entities may not be collectible within the United States. Additionally, it may be difficult to enforce civil liabilities under U.S. federal securities law in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.

We depend on the availability of government grants and tax benefits. Our participation in these programs restricts our ability to freely transfer manufacturing rights and technology out of Israel.

We derive and expect to continue to derive significant benefits from various programs including Israeli tax benefits relating to our ‘‘Approved and Privileged Enterprise’’ programs and certain grants from the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor, or OCS, for research and development. To be eligible for these grants, programs and tax benefits, we must continue to meet certain conditions, including making certain specified investments in fixed assets and conducting the research, development and manufacturing of products developed with such OCS grants in Israel (unless a special approval has been granted for performing manufacturing activities outside Israel). From time to time, the Israeli Government has discussed reducing or eliminating the availability of these grants, programs and benefits and there can be no assurance that the Israeli Government’s support of grants, programs and benefits will continue. If grants, programs and benefits available to us or the laws, rules and regulations under which they were granted are eliminated or their scope is further reduced, or if we fail to meet the conditions of existing grants, programs or benefits and are required to refund grants or tax benefits already received (together with interest and certain inflation adjustments) or fail to meet the criteria for future ‘‘Approved or Privileged Enterprises,’’ our business, financial condition and results of operations could be materially adversely affected including an increase in our provision for income taxes.

On April 1, 2005, an amendment to the Israeli law which deals with Approved Enterprises came into force. Pursuant to the amendment, a company’s facility will be granted the status of ‘‘Approved Enterprise’’ only if it is proven to be an industrial facility (as defined in such law) that contributes to the economic independence of the Israeli economy and is a competitive facility that contributes to the Israeli gross domestic product. The amendment incorporates certain changes to both the criteria and procedure for obtaining ‘‘Approved Enterprise’’ status for an investment program, and changes to the tax benefits afforded in certain circumstances to ‘‘Approved Enterprises’’ under such law (which is referred to as a Privileged Enterprise following such amendment). The amendment applies to Approved Enterprise programs in which the year of commencement of benefits under the law is 2004 or later, unless such programs received approval from the applicable government authority prior to December 31, 2004, in which case the provisions of the amendment will not apply. We have one Privileged Enterprise program, which is covered by the amendment. While we believe that we meet the statutory conditions as set out in the amendment, there can be no assurance that the tax authorities in Israel will concur. Should this Privileged Enterprise program not be considered to meet the statutory conditions, our provision for income taxes will increase materially.

As a result of the amendment, tax-exempt income generated under the provisions of the amended law, will subject us to taxes upon dividend distribution or complete liquidation.

We do not intend to distribute any amounts of our undistributed tax exempt income as dividends as we intend to reinvest our tax-exempt income. Accordingly, no deferred income taxes have been provided on income attributable to our Approved or Privileged Enterprise programs as the undistributed tax exempt income is essentially permanent in duration.

Under Israeli law, products incorporating know-how developed with grants from the OCS are required to be manufactured in Israel, unless prior approval of a governmental committee is obtained. As a condition to obtaining this approval, we may be required to pay to the OCS up to 300% of the grants we received and to repay these grants on an accelerated basis, depending on the portion of manufacturing performed outside Israel. In addition, we are prohibited from transferring to third parties the technology developed with these grants without the prior approval of a governmental committee and, possibly, the payment of a fee. See Item 4, ‘‘Information on the Company—Research and Development’’ in our annual report on Form 20-F, which is incorporated herein by reference, for additional information about OCS programs.

Provisions of Israeli law may delay, prevent or impede an acquisition of us, which could prevent a change of control.

Israeli corporate law regulates mergers and tender offers, requires tender offers for acquisitions of shares above specified thresholds and regulates other matters that may be relevant to these types of transactions. Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to some of our shareholders. These provisions could delay, prevent or impede an acquisition of us. See Item 10, ‘‘Additional Information—Mergers and Acquisitions’’ in our annual report on Form 20-F, which is incorporated herein by reference, for additional discussion about some anti-takeover effects of Israeli law.

Risks related to our ordinary shares and ADSs

Our share price is volatile and may decline.

Numerous factors, some of which are beyond our control, may cause the market price of our ordinary shares or our ADSs, each of which represents one ordinary share, to fluctuate significantly and you may not be able to resell your ADSs at or above the price you paid for them in this offering. These factors include, among other things, announcements of technological innovations, development of or disputes concerning our intellectual property rights, customer orders or new products by us or our competitors, currency exchange rate fluctuations, earnings releases by us or our competitors, market conditions in the industry and the general state of the securities markets, with particular emphasis on the technology and Israeli sectors of the securities markets.

Our operating results in one or more future periods may fluctuate significantly and may cause our share price to be volatile.

The sales cycle for our products and services is variable, typically ranging between a few weeks to several months, and in some extreme cases it may take even longer, from initial contact with the potential client to the signing of a contract. Frequently, sales orders accumulate towards the latter part of a given quarter. Looking forward, given the lead time required by our contract manufacturer, if a large portion of sales orders are received late in the quarter, we may not be able to deliver products within the quarter and thus such sales will be deferred to a future quarter. There can be no assurance that such deferrals will result in sales in the near term, or at all. Thus, delays in executing client orders may affect our revenue and cause our operating results to vary widely. Additionally, as a high percentage of our expenses, particularly employee compensation, is relatively fixed, a variation in the level of sales, especially at or near the end of any quarter, may have a material adverse impact on our quarterly operating results.

In addition, our quarterly operating results may be subject to significant fluctuations due to other factors, including the timing and size of orders and shipments to customers, variations in distribution channels, mix of products, new product introductions, competitive pressures and general economic conditions. It is difficult to predict the exact mix of products for any period between hardware, software and services as well as within the product category between audio platforms and related applications, digital video and communications intelligence. Because a significant portion of our overhead consists of fixed costs, our quarterly results may be adversely impacted if sales fall below management’s expectations. In addition, the period of time from order to delivery of our audio and video platforms and applications is short, and therefore our backlog for such products is currently, and is expected to continue to be, small and substantially unrelated to the level of sales in subsequent periods. As a result, our results of operations for any quarter may not necessarily be indicative of results for any future period. Due to all of the foregoing factors, in some future quarters our sales or operating results may be below our forecasts and the expectations of public market analysts or investors. In such event, the market price of our ordinary shares and ADSs may be materially adversely affected.

Future sales of our ADSs may impact the market price of our ADSs.

If we or our securityholders sell substantial amounts of our ADS in the public market, the market price of our ADSs could decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Following an acquisition, shares of our ADSs held by new holders may become freely tradable. For example, on September 12, 2007, we filed a registration statement with the U.S. Securities and Exchange Commission to register for resale the ADSs issued pursuant to the Merger Agreement with Actimize. Sales of these ADS held by existing shareholders could cause the market price of our ADS to decrease.

Forward Looking Statements

We make statements in this prospectus, including the documents incorporated by reference herein, that are considered forward-looking statements under U.S. federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The statements contained herein that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the Securities Act) and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including statements regarding our expectations, beliefs, intentions or strategies regarding the future. All forward looking statements included in this prospectus are based on information available to us on the date hereof, and we assume no obligation to update any such forward looking statements. In some cases, the words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘may,’’ ‘‘estimate,’’ ‘‘expect,’’ and similar expressions, and variations of such terms or the negative of such terms, are intended to identify such forward-looking statements.

The forward-looking statements relate to, among other things: operating results; the impact of the results of Actimize on us; anticipated cash flows; gross margins; adequacy of resources to fund operations; our ability to maintain our average selling prices despite the aggressive marketing and pricing strategies of our competitors; our ability to maintain and develop profitable relationships with our key distribution channels; the financial strength of our key distribution channels; and the market’s acceptance of our technologies, products and solutions.

All forward-looking statements are subject to certain risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such differences include, among others, changes in general economic and business conditions, changes in currency exchange rates and interest rates, difficulties or delays in absorbing and integrating acquired operations, products, technologies and personnel, changes in business strategy and various other factors, as well as those discussed in this prospectus under ‘‘Risk Factors,’’ our annual reports on Form 20-F, our reports on Form 6-K and other reports filed with or furnished to the SEC.

You should not place undue reliance on such forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Proceeds

We estimate that the gross proceeds from this offering, before deducting underwriting discounts and estimated offering expenses, will be approximately $168,255,000 at an assumed sale price of $37.39 per ADS, which amount was the closing price of our ADSs on The Nasdaq Global Select Market on September 17, 2007. If the underwriter exercises in full its option to acquire additional ADSs, we estimate that our gross proceeds from this offering will be approximately $193,493,250. Our net proceeds will differ from the foregoing depending upon the price at which we sell our ADSs to the underwriter.

We may use a portion of the net proceeds of this offering to repay all or a portion of our $120 million term loan from Bank Hapoalim B.M., which we entered into on August 29, 2007 to finance a portion of the cash consideration for the Actimize acquisition. The loan bears interest payable monthly, at an annual rate of LIBOR plus a margin of 0.45%. The loan is repayable in one installment on February 29, 2008. Pursuant to the terms of the loan agreement, we may voluntarily prepay all or part of the loan, with no penalty.

Any net proceeds from this offering that are not used to repay our loan are expected to be used for capital expenditures, acquisitions, or general corporate purposes. Pending application of the net proceeds as described above, we intend to invest the net proceeds in investment grade and government backed securities.

Dividend Policy

Since our initial public offering and listing on the Nasdaq National Market (now The Nasdaq Global Select Market) in 1996, we have not declared or paid cash dividends on our ordinary shares or ADSs. We intend to retain our earnings for future growth and therefore do not anticipate paying any cash dividends in the foreseeable future. Under Israeli law, dividends may be paid only out of profits and other surplus (as defined in the law) as of our most recent financial statements or as accrued over a period of two years, whichever is higher, provided that there is no reasonable concern that the dividend distribution will prevent us from meeting our existing and foreseeable obligations as they come due. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on various factors, such as our statutory profits, financial condition, operating results and current and anticipated cash needs. In the event cash dividends are declared by us, we may pay such dividends in Israeli currency. Under current Israeli regulations, any cash dividend in Israeli currency paid in respect of ordinary shares purchased by non-residents of Israel with non-Israeli currency may be freely repatriated in such non-Israeli currency, at the rate of exchange prevailing at the time of conversion.

During May 2006, we effected a two-for-one split of our ordinary shares by way of a 100% stock dividend.

Capitalization

The following table sets forth our short-term debt and capitalization as of June 30, 2007:

•	on an actual basis;

•	on a pro forma basis to give effect to the Actimize acquisition, including the issuance of 1,501,933 ordinary shares as part of the consideration in the Actimize acquisition and 427,571 restricted shares to Actimize employees and the related $120 million term loan; and

•	on a pro forma as adjusted basis to give effect to (i) the Actimize acquisition, including the issuance of 1,501,933 ordinary shares as part of the consideration in the Actimize acquisition and 427,571 restricted shares to Actimize employees and the related $120 million term loan and (ii) our sale of 4,500,000 of our ADSs in this offering, at an assumed sale price of $37.39 per ADS, which amount was the closing price of our ADSs on The Nasdaq Global Select Market on September 17, 2007, before giving effect to any underwriting discounts or offering expenses payable by us, as if such transactions occurred on such date. Our pro forma as adjusted capitalization will differ from the information provided below depending upon the price at which we sell our ADSs to the underwriter.

This table should be read in conjunction with our consolidated financial statements and related notes contained in our Form 20-F for the year ended December 31, 2006, which is incorporated by reference herein, and the unaudited consolidated financial statements and the notes thereto, unaudited pro forma condensed combined statements of income of NICE for the year ended December 31, 2006 and for the six-month period ended June 30, 2007 and the notes thereto, and our supplemental financial data incorporated by reference herein.

	As of June 30, 2007
	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited) (in thousands of U.S. dollars)
Short-term debt	—	120,000	120,000	(1)
Shareholders’ equity:
Ordinary shares of NIS 1.00 par value, 125,000,000 shares authorized; 52,130,738 shares issued and outstanding, actual; 54,060,242 shares issued and outstanding, pro forma; 58,560,242 shares issued and outstanding, pro forma as adjusted.(2)	13,005	13,370	14,470
Additional paid-in capital	547,897	608,169	775,324
Accumulated other comprehensive income	7,594	7,594	7,594
Retained earnings	47,192	47,192	47,192
Total shareholders’ equity	615,688	676,325	844,580
Total capitalization	615,688	676,325	844,580
(1)	We may use a portion of the net proceeds of this offering to repay all or a portion of our short-term debt.
(2)	The number of our ordinary shares outstanding in the actual, pro forma and pro forma as adjusted columns in the table above excludes:
•	an aggregate of 6,471,974 ordinary shares reserved for issuance upon exercise of outstanding options as of June 30, 2007, at a weighted average exercise price of $23.64 per share;
•	an aggregate of 559,533 ordinary shares reserved for issuance upon exercise of options issued to Actimize employees pursuant to the Merger Agreement, at a weighted average issuance or exercise price of $10.96 per share; and
•	an aggregate of 3,111,001 additional ordinary shares available as of June 30, 2007, for future issuance under our employee stock plans, subject to certain annual issuance limitations.

Price range of American Depositary Shares and
Ordinary Shares

Trading in the ADSs

Our American Depositary Shares, or ADSs, are quoted on The Nasdaq Global Select Market under the symbol ‘‘NICE.’’ The following table sets forth, for the periods indicated, the high and low reported market (sale) prices for our ADSs. All prices are adjusted to give retroactive effect to the May 31, 2006 two-for-one split of our ordinary shares.

	ADSs
	High	Low
Annual
2002	$8.52	$3.32
2003	12.93	3.97
2004	15.88	8.70
2005	25.05	14.65
2006	33.41	21.55
Quarterly 2005
First Quarter	$17.73	$14.65
Second Quarter	19.98	14.92
Third Quarter	24.17	19.50
Fourth Quarter	25.05	20.21
Quarterly 2006
First Quarter	$27.57	$22.97
Second Quarter	28.90	21.55
Third Quarter	28.50	23.50
Fourth Quarter	33.41	27.30
Quarterly 2007
First Quarter	$37.00	$29.81
Second Quarter	40.10	33.60
Monthly
March 2007	$35.71	$32.53
April 2007	38.46	33.60
May 2007	40.10	35.25
June 2007	38.42	34.56
July 2007	36.15	31.85
August 2007	36.59	29.52
September 2007 (through September 17, 2007)	38.98	34.78

The Bank of New York is the depositary for our ADSs. Its address is 101 Barclay Street, New York, New York 10286.

Trading in the ordinary shares

Our ordinary shares have been listed on the Tel-Aviv Stock Exchange, or TASE, since 1991. Our ordinary shares are not listed on any other stock exchange and have not been publicly traded outside Israel (other than through ADSs as noted above). The table below sets forth the high and low reported market (sale) prices of our ordinary shares (in NIS and dollars) on the TASE. The translation into dollars is based on the daily representative rate of exchange published by the Bank of Israel. All prices are adjusted to give retroactive effect to the May 31, 2006 two-for-one split of our ordinary shares.

	Ordinary Shares
	High		Low
	NIS	$	NIS	$
Annual
2002	38.50	8.61	15.85	3.28
2003	56.90	12.94	18.70	3.91
2004	71.85	16.23	39.21	8.64
2005	116.00	25.22	64.25	14.59
2006	142.50	33.16	102.00	22.48
Quarterly 2005
First Quarter	76.70	17.69	64.25	14.59
Second Quarter	89.05	19.84	65.80	15.05
Third Quarter	107.40	23.99	89.25	19.45
Fourth Quarter	116.00	25.22	94.50	20.43
Quarterly 2006
First Quarter	128.25	27.33	104.05	22.48
Second Quarter	129.00	29.02	102.00	22.70
Third Quarter	125.20	28.33	103.20	23.52
Fourth Quarter	142.50	33.16	117.00	27.25
Quarterly 2007
First Quarter	151.60	36.24	126.90	29.94
Second Quarter	162.00	40.76	141.60	34.08
Monthly
March 2007	150.00	35.89	136.50	32.43
April 2007	155.30	38.69	141.60	34.08
May 2007	162.00	40.76	142.00	35.66
June 2007	155.30	38.08	148.40	38.84
July 2007	152.50	36.13	139.20	32.15
August 2007	151.30	36.58	138.00	32.15
September 2007 (through September 17, 2007)	156.00	37.23	143.00	34.62

Description of Ordinary Shares

Our registered share capital consists of a single class of 125,000,000 ordinary shares, par value NIS 1.00 per share.

All issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares confer upon our shareholders the right to receive notices of, and to attend, shareholder meetings, the right to one vote per ordinary share at all shareholders’ meetings for all purposes, and to share equally, on a per share basis, in such dividends as may be declared by our board of directors; and upon liquidation or dissolution, the right to participate in the distribution of any surplus assets of the Company legally available for distribution to shareholders after payment of all debts and other liabilities of the Company. All ordinary shares rank pari passu in all respects with each other. Our board of directors may, from time to time, make such calls as it may think fit upon a shareholder in respect of any sum unpaid in respect of shares held by such shareholder which is not payable at a fixed time, and each shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments).

On August 30, 2007, as partial consideration for the acquisition of Actimize, we issued 1,501,933 ordinary shares to Actimize shareholders at a fair market value of $35.03 calculated at close of trade on the date of closing.

As of September 17, 2007, we had outstanding 54,365,312 ordinary shares and employee stock options to purchase an aggregate of 6,655,031 ordinary shares at a weighted average exercise price of $23.09, with the latest expiration date of these options being 2013 (of which options to purchase an aggregate of 1,496,307 ordinary shares were exercisable as of September 17, 2007). The number of shares outstanding includes 427,571 restricted shares. Our shareholders do not have preemptive rights.

During May 2006, we effected a two-for-one split of our ordinary shares. The split was effected by way of a 100% stock dividend, which had an ex-dividend date of May 31, 2006.

From January 1, 2004 through July 31, 2007, we issued a total of 18,662,944 ordinary shares, of which 8,832,267 shares were issued upon the exercise of options, 630,677 shares were issued pursuant to our employee stock purchase plan and 9,200,000 shares were issued pursuant to our 2005 public offering.

From time to time during the three years preceding the date of this prospectus, we have issued ordinary shares under our employee stock purchase plan and as a result of exercises of options granted under our share option plans.

Duties of shareholders

Under the Israeli Companies Law, 5759–1999, or the Companies Law, a shareholder has a duty to act in good faith towards the Company and other shareholders and to refrain from abusing his or her power in the company including, among other things, when voting in a general meeting of shareholders on the following matters:

•	any amendment to the articles of association;

•	an increase of the company’s authorized share capital;

•	a merger; or

•	approval of interested party transactions which require shareholder approval.

In addition, any controlling shareholder, any shareholder who knows that it possesses power to determine the outcome of a shareholder vote and any shareholder who, pursuant to the provisions of a company’s articles of association, has the power to appoint or prevent the appointment of an office holder in the company, is under a duty to act with fairness towards the company. The Companies Law does not describe the substance of this duty but provides that a breach of this duty is tantamount to a breach of the fiduciary duty of an officer of the Company.

Meetings of shareholders

An annual general meeting of our shareholders shall be held once in every calendar year at such time and at such place either within or without the State of Israel as may be determined by our board of directors.

Our board of directors may, whenever it thinks fit, convene a special general meeting at such time and place, within or without the State of Israel, as may be determined by the board of directors. Special general meetings may also be convened upon requisition in accordance with the Companies Law.

The quorum required for a meeting of shareholders consists of at least two shareholders present in person or by proxy who hold or represent between them at least 25% of the outstanding voting shares, unless otherwise required by applicable rules. Although the Nasdaq generally requires a quorum of 33 1/3%, we use an exception available under the Nasdaq rules for foreign private issuers and follow the generally accepted business practice for companies in Israel, which has a quorum requirement of 25%. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the chairman may designate with the consent of a majority of the voting power represented at the meeting and voting on the matter adjourned. At such reconvened meeting the required quorum consists of any two members present in person or by proxy.

Right of non-Israeli shareholders to vote

Our ADSs may be freely held and traded. The ownership or voting of ADSs by non-residents of Israel, except with respect to citizens of countries that are in a state of war with Israel, are not restricted in any way by our memorandum of association or articles of association or by the laws of the State of Israel.

Mergers and acquisitions

A merger of the Company shall require the approval of the holders of a majority of seventy five percent (75%) of the voting power represented at the annual or special general meeting in person or by proxy or by written ballot, as shall be permitted, and voting thereon in accordance with the provisions of the Companies Law. Upon the request of a creditor of either party of the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may not be completed unless at least (i) 50 days have passed from the time that the requisite proposal for the merger has been filed by each party with the Israeli Registrar of Companies and (ii) 30 days have passed since the merger was approved by the shareholders of each party.

The Companies Law also provides that an acquisition of shares of a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 25% or greater shareholder of the company and there is no existing 25% or greater shareholder in the company. An acquisition of shares of a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 45% or greater shareholder of the company and there is no existing 45% or greater shareholder in the company. These requirements do not apply if the acquisition (i) occurs in the context of a private placement by the company that received shareholder approval, (ii) was from a 25% shareholder of the company and resulted in the acquirer becoming a 25% shareholder of the company or (iii) was from a 45% shareholder of the company and resulted in the acquirer becoming a 45% shareholder of the company. The tender offer must be extended to all shareholders, but the offerer is not required to purchase more than 5% of the company’s outstanding shares, regardless of how many shares are tendered by shareholders. The tender offer may be consummated only if (i) at least 5% of the company’s outstanding shares will be acquired by the offerer and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

If as a result of an acquisition of shares the acquirer will hold more than 90% of a company’s outstanding shares, the acquisition must be made by means of a tender offer for all of the outstanding shares. If as a result of a full tender offer the acquirer would own more than 95% of the outstanding shares, then all the shares that the acquirer offered to purchase will be transferred to it. The law provides for appraisal rights if any shareholder files a request in court within three months following the consummation of a full tender offer. If as a result of a full tender offer the acquirer would own 95% or less of the outstanding shares, then the acquirer may not acquire shares that will cause his shareholding to exceed 90% of the outstanding shares.

Description of American Depositary Shares

Set forth below is a summary of the Deposit Agreement, as amended, among NICE, The Bank of New York as depositary (the ‘‘Depositary’’), and the owners and holders from time to time of American Depositary Receipts or ADRs (or the Deposit Agreement). This summary is not complete and is qualified in its entirety by the Deposit Agreement, a form of which has been filed as Exhibit A to the registration statement on Form F-6 (Registration No. 333-13518) filed with the SEC on May 17, 2001. Additional copies of the Deposit Agreement are available for inspection at the corporate trust office of the Depositary, 101 Barclay Street, New York, New York 10286 (the ‘‘Corporate Trust Office’’). The term ‘‘Custodian’’ shall mean the Tel Aviv, Israel office of Bank Hapoalim B.M., as agent of the Depositary.

American Depositary Receipts

ADRs, evidencing a specified number of ADSs are issuable by the Depositary pursuant to the Deposit Agreement. Each ADS represents one ordinary share deposited with the Custodian or the Depositary. An ADR may represent any number of ADSs. Only persons in whose names ADRs are registered on the books of the Depositary will be treated by us and the Depositary as owners and holders of ADSs.

Deposit and withdrawal of ordinary shares

Our ordinary shares that are represented by the ADSs, or evidence of rights thereto, will be deposited with the Custodian or the Depositary and registered in the name of the Depositary (or its nominee) or the Custodian (or its nominee), which will be the holder of record of all such ordinary shares on behalf of the holders of ADRs. Subject to, the terms and conditions of the Deposit Agreement, upon deposit of ordinary shares with the Custodian or the Depositary, the Depositary will issue ADSs and execute and deliver the applicable ADR or ADRs.

The Depositary has agreed that, upon deposit with the Depositary or the Custodian of our ordinary shares accompanied by an appropriate instrument or instruments of transfer or endorsement in form reasonably satisfactory to the Depositary or the Custodian and any certificates as may be required by the Depositary or the Custodian, the Depositary will execute and deliver at its corporate trust office, upon payment of the fees, charges and taxes provided in the Deposit Agreement, to or upon the written order of the person or persons entitled thereto, an ADR registered in the name of such person or persons for the number of ADSs issuable in respect of such deposit. Deposited ordinary shares will be held by the Depositary or the Custodian for the account of the Depositary.

Upon surrender of ADRs at the Corporate Trust Office of the Depositary and upon payment of the taxes, charges and fees provided in the Deposit Agreement and subject to its terms, an ADR holder is entitled to delivery, to or upon its order, at the office of the Custodian of the amount of ordinary shares and any other securities or property that, at the time, are represented by the ADSs evidenced by the surrendered ADRs. The ADR holder will bear the risk and expense for the forwarding of share certificates and other documents of title if delivery is requested at the Corporate Trust Office of the Depositary.

Dividends, other distributions and rights

The Depositary is required to convert or cause to be converted into U.S. dollars, to the extent that in its judgment it can do so on a reasonable basis and can transfer the resulting U.S. dollars to the

United States, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars that it receives in respect of the deposited ordinary shares, and to distribute the amount received, net of any expenses incurred by the Depositary in connection with conversion, to the holders of ADRs. The amount distributed will be reduced by any amounts to be withheld by us or the Depositary for applicable taxes net of expenses of conversion into U.S. dollars. If the Depositary determines that any foreign currency received by it cannot be so converted on a reasonable basis and transferred, or if any required approval or license of any government or agency is denied or not obtained within a reasonable period of time, the Depositary may distribute such foreign currency received by it or hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of the ADR holders. If any conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the holders of ADRs entitled thereto, the Depositary may make such conversion and distribution in U.S. dollars to the extent permissible to such holders of ADRs and may distribute the balance of the currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of such holders of ADRs.

If any distribution upon any ordinary shares deposited or deemed deposited under the Deposit Agreement consists of a dividend in, or free distribution of, additional ordinary shares, the Depositary shall, unless otherwise instructed by us, distribute to the holders of outstanding ADRs, on a pro rata basis, additional ADRs that represent the number of additional ordinary shares received as such dividend or free distribution subject to the terms and conditions of the Deposit Agreement. In lieu of delivering fractional ADRs in the event of any such distribution, the Depositary will sell the amount of additional ordinary shares represented by the aggregate of such fractions and will distribute the net proceeds to holders of ADRs. If additional ADRs are not so distributed, each ADR shall thereafter also represent the additional ordinary shares distributed together with the ordinary shares represented by such ADR prior to such distribution.

If we offer, or cause to be offered, to holders of ordinary shares any rights to subscribe for additional ordinary shares or any rights of any other nature, the Depositary, after consultation with us, shall have discretion as to the procedures to be followed in making such rights available to any holder of ADRs or in disposing of such rights and making the net proceeds available to such holder. If the Depositary reasonably determines that it is lawful and feasible to make such rights available to all holders of ADRs or certain holders of ADRs but not others, the Depositary may make such rights available to those holders of ADRs to whom it reasonably determines the distribution to be lawful and feasible in proportion to the number of ADSs held by them by means of warrants or otherwise. If making such rights available to all or certain holders of ADRs is reasonably determined by the Depositary not to be lawful or feasible, the Depositary may sell such rights or warrants or other instruments in proportion to the number of ADSs held by owners to whom it has determined it may not lawfully and feasibly make such rights available, and allocate the proceeds of such sales (net of expenses, taxes and any other applicable charges) for the account of the holders of ADRs otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among such holders because of exchange restrictions, or the date of delivery of any ADR or ADRs, or otherwise. The net proceeds so allocated to the holders of ADRs entitled thereto will be distributed to the extent practicable as in the case of a distribution of cash. If, by the terms of the rights offering or for any other reason, the Depositary may not either (i) make such rights available to any holders of ADRs or (ii) dispose of such rights and make the proceeds available to such holders, then the Depositary will allow the rights to lapse.

The Depositary will not offer rights to holders of ADRs unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to such holders or are registered under the provisions of such Act. If a holder of ADRs requests distribution of warrants or other instruments, notwithstanding that there has been no such registration under such Act, the Depositary will not make such a distribution unless it has received an opinion from our recognized counsel in the United States upon which the Depositary may rely that such distribution to such holder is exempt from such registration. We are not obligated to file any such registration statement in order to permit United States holders to participate in any such rights distribution.

If the Depositary reasonably determines that any distribution of property (other than cash), ordinary shares or rights to subscribe therefor cannot be made proportionately among the holders of the ADRs entitled thereto, or that any such distribution is not feasible for any reason, including any requirement that we or the Depositary are obligated to withhold any taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed, the Depositary may dispose of all or a portion of such property, ordinary shares or rights in such amounts and in such manner, including by public or private sale, as the Depositary reasonably deems equitable and practicable, and the Depositary will distribute the net proceeds of any such sale, after deduction of the fees of the Depositary as provided in the Deposit Agreement, to the ADR holders entitled thereto as in the case of a cash distribution.

The Depositary shall not be responsible for any reasonable failure to determine that it may be lawful or feasible to make such rights available to holders of ADRs in general or any holder in particular.

If a holder of ADRs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such holder, the Depositary will make such rights available to such holder upon written notice from us to the Depositary that we have elected in our sole discretion to permit such rights to be exercised and such holder has executed such documents as we have determined in our sole discretion are reasonably required under applicable law. Upon instruction pursuant to such warrants or other instruments to the Depositary from such holder to exercise such rights, upon payment by such holder to the Depositary for the account of such holder of an amount equal to the purchase price of the ordinary shares to be received upon the exercise of the rights, and upon payment of the fees of the Depositary as set forth in such warrants or other instruments, the Depositary shall, on behalf of such holder, exercise the rights and purchase the ordinary shares, and we shall cause the ordinary shares so purchased to be delivered to the Depositary on behalf of such holder. As agent for such holder, the Depositary will cause the ordinary shares so purchased to be deposited under the Deposit Agreement, and shall issue and deliver to such holder legended ADRs, restricted as to transfer under applicable securities laws.

The Depositary will not offer to the holders of ADRs any rights to subscribe for additional ordinary shares or rights of any other nature, unless and until such a registration statement is in effect with respect to the rights and the securities to which they relate, or unless the offering and sale of such securities to the holders of such ADRs are exempt from registration under the provisions of the Securities Act and an opinion of counsel satisfactory to the Depositary and us has been obtained.

Upon any change in nominal value, change in par value, split-up, consolidation or any other reclassification of ordinary shares, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which it is a party, any securities that shall be received by the Depositary or the Custodian in exchange for or in conversion of or in respect of ordinary shares shall be treated as newly deposited ordinary shares under the Deposit Agreement, and ADRs shall thenceforth represent the new ordinary shares so received in respect of ordinary shares, unless additional ADRs are delivered or the Depositary calls for the surrender of outstanding ADRs to be exchanged for new ADRs.

Record dates

Whenever any cash dividend or other cash distributions shall become payable, any distribution other than cash shall be made, or rights shall be issued with respect to the ordinary shares, or whenever the Depositary shall receive notice of any meeting of holders of the ordinary shares or shareholders generally, the Depositary shall fix a record date for the ADSs, which shall be, to the extent practicable, the same record date applicable to the ordinary shares, after obtaining, if practicable, our consent if such record date is different from the record date applicable to the ordinary shares, for the determination of the holders of ADRs who are entitled to receive such dividend, distribution or rights, or net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the Deposit Agreement.

Reports and other communications

We will furnish to the Depositary all notices of shareholders’ meetings and other reports and communications that are made generally available to the holders of ordinary shares. We will furnish any such reports and communications to the Depositary in English. The Depositary will make such notices, reports and communications available for inspection by ADR holders at its Corporate Trust Office when furnished by us pursuant to the Deposit Agreement and, upon our request, the Depositary will arrange for the mailing such notices, reports and communications to ADR holders at our expense.

Voting of the underlying deposited securities

Upon receipt of notice of any meeting or solicitation of consents or proxies of holders of ordinary shares, the Depositary shall, as soon as practicable thereafter, mail to holders of ADRs registered on the books of the Depositary a notice in English containing (a) such information as is contained in such notice received by the Depositary, (b) a statement that each holder of ADRs at the close of business on a specified record date will be entitled, subject to the applicable provisions of law and our articles of association, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares represented by the ADSs evidenced by such holder’s ADRs, and (c) a statement as to the manner in which such instructions may be given. Upon the written request of a holder of ADRs on such record date received on or before the date established by the Depositary for such purpose (the ‘‘Instruction Date’’), the Depositary has agreed to endeavor, insofar as practicable and subject to the applicable provisions of law, the Deposit Agreement and our articles of association, to vote or cause to be voted the ordinary shares represented by the ADSs in accordance with any non-discretionary instruction set forth in such request. We have agreed, without increasing our obligations or potential liability to the holders of ADRs, to provide notice, to the extent practicable, of any meeting of holders of ordinary shares or shareholders generally to the Depositary sufficiently in advance of such meeting in order to enable the Depositary to vote or cause to be voted the ordinary shares represented by ADSs in accordance with the Deposit Agreement. If no instructions are received by the Depositary from any holder of ADRs with respect to any of the ordinary shares represented by the ADSs evidenced by such holder’s receipts on or before the date established by the Depositary for such purpose, the Depositary shall vote the ordinary shares represented by such ADSs in proportion to the votes cast by holders of all ordinary shares, including ordinary shares evidenced by ADRs as to which valid instructions from the holders thereof shall have been given to the Depositary, provided that we shall have certified to the Depositary the proportion of votes cast by such holders.

The Depositary shall not vote any ordinary shares, other than in accordance with instructions received by holders of ADRs or as provided in the immediately preceding paragraph.

There can be no assurance that holders of ADRs generally or any holder of ADRs in particular will receive the notice described above sufficiently prior to the Instruction Date to ensure that the Depositary will vote the ordinary shares in accordance with the provisions set forth above.

Inspection of transfer books

The Depositary will maintain at its Corporate Trust Office, facilities for the execution and delivery, registration, registration of transfers, and surrender of ADRs and books for the registration of ADRs and transfers of ADRs that at reasonable times will be open for inspection by us and the holders of ADRs provided that such inspection shall not be for the purpose of communicating with holders of ADRs in the interest of a business or object other than our business or a matter related to the Deposit Agreement or the ADRs.

Amendment and termination of the Deposit Agreement

The form of the ADRs and any provisions of the Deposit Agreement may at any time be amended by agreement in writing between us and the Depositary, in any respect that we deem necessary or desirable. If the amendment adds or increases fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices a material existing right of ADR holders, it will only become effective thirty days after the Depositary notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the Deposit Agreement as amended. In no event may any amendment impair the right of any ADR holder to surrender his ADR and receive therefore the ordinary shares and other property represented thereby, except in order to comply with mandatory provisions of applicable law.

Whenever we direct, the Depositary has agreed to terminate the Deposit Agreement by giving notice of such termination to the holders of all ADRs then outstanding at least ninety (90) days prior to the date fixed in such notice of such termination. The Depositary may likewise terminate the Deposit Agreement by mailing us and the holders of ADRs notice at any time 90 days after the Depositary shall have delivered to us a written notice of its election to resign, provided that a successor depositary shall not have been appointed and accepted its appointment before the end of such 90-day period. If any ADRs remain outstanding after the date of termination, the Depositary thereafter will discontinue the registration of transfer of ADRs, will suspend the distribution of dividends to the holders thereof and will not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary will continue (i) the collection of dividends and other distributions pertaining to the ordinary shares and any other property represented by such ADRs, (ii) the sale of rights or property, as provided in the Deposit Agreement, and (iii) the delivery of ordinary shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, after deducting certain applicable fees, expenses and taxes, in exchange for surrendered ADRs. At any time after the expiration of one year from the date of termination, the Depositary may sell the ordinary shares and any other property represented by such ADRs and hold the uninvested net proceeds, together with any other cash then held, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADRs that have not theretofore surrendered their ADRs. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for net proceeds and other cash (after deducting certain applicable fees of the Depositary, expenses and taxes) and except for certain obligations as set forth in the Deposit Agreement. Upon the termination of the Deposit Agreement, we will also be discharged from all obligations under the Deposit Agreement, except for certain obligations to the Depositary.

Charges of Depositary

We will pay the fees, reasonable expenses and out-of-pocket charges of the Depositary and those of any registrar only in accordance with agreements in writing entered into between us and the Depositary from time to time. The following charges shall be incurred by any party depositing or withdrawing ordinary shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or deposited ordinary shares or a distribution of ADRs pursuant to the terms of the Deposit Agreement):

(1)	any applicable taxes and other governmental charges;

(2)	any applicable transfer or registration fees;

(3)	certain cable, telex and facsimile transmission charges as provided in the Deposit Agreement;

(4)	any expenses incurred in the conversion of foreign currency;

(5)	a fee of $5.00 or less per 100 ADSs (or a portion thereof) for the execution and delivery of ADRs and the surrender of ADRs; and

(6)	a fee for the distribution of proceeds of rights that the Depositary sells pursuant to the Deposit Agreement.

The Depositary may own and deal in our securities and in our ADRs.

Liability of holders for taxes, duties or other charges

Any tax or other governmental charge with respect to ADRs or any deposited ordinary shares represented by any ADR shall be payable by the holder of such ADR to the Depositary. The Depositary may refuse to effect transfer of such ADR or any withdrawal of deposited ordinary shares represented by such ADR until such payment is made, and may withhold any dividends or other distributions or may sell for the account of the holder any part or all of the deposited ordinary shares represented by such ADR and may apply such dividends or distributions or the proceeds of any such sale in payment of any such tax or other governmental charge and the holder of such ADR shall remain liable for any deficiency.

Transfer of American Depositary Receipts

The ADRs are transferable on the books of the Depositary, except during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by us or the Depositary at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of the Deposit Agreement. The surrender of outstanding ADRs and withdrawal of deposited ordinary shares may not be suspended subject only to

(1)	temporary delays caused by closing the transfer books of the Depositary or our transfer books, the deposit of ordinary shares in connection with voting at a shareholders’ meeting or the payment of dividends,

(2)	the payment of fees, taxes and similar charges, and

(3)	compliance with the United States or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of the deposited ordinary shares.

The Depositary shall not knowingly accept for deposit under the Deposit Agreement any ordinary shares required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares. As a condition to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of ordinary shares, the Depositary, the Custodian or the registrar may require payment from the person presenting the ADR or the depositor of the ordinary shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto, payment of any applicable fees payable by the holders of ADRs, may require the production of proof satisfactory to the Depositary as to the identity and genuineness of any signature and may also require compliance with any regulations the Depositary may establish consistent with the provisions of the Deposit Agreement. The Depositary may refuse to execute and deliver ADRs, register the transfer of any ADR or make any distribution on, or related to, ordinary shares until it or the Custodian has received proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper.

Pre-release of ADRs

In certain circumstances, subject to the provisions of the Deposit Agreement, the Depositary may execute and deliver ADRs before deposit of the underlying shares. This is called a pre-release. A pre-release is closed-out as soon as the underlying shares are delivered to the Depositary. The Depositary may pre-release ADRs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the Depositary in writing that it or its customer owns the shares to be deposited, (2) the pre-release will be at all times fully collateralized with cash or such other collateral as the Depositary deems appropriate, (3) the pre-release will be terminable by the Depositary on not more than five (5) business days notice, and (4) the pre-release will be subject to further indemnities or credit regulations as the Depositary deems appropriate. In addition, the Depositary will limit the number of pre-release ADSs to not more than 30% of all ADSs (excluding those evidenced by pre-released ADRs). However, the Depositary reserves the right to change or disregard this limit from time to time as it deems appropriate. The Depositary may retain for its own account any compensation received by it in connection with the pre-releases.

General

Neither we nor the Depositary nor any of our respective directors, employees, agents or affiliates will be liable to the holders of ADRs if by reason of any present or future law or regulation of the United States or any other country or of any government or regulatory authority or any stock exchange, any provision, present or future, of our memorandum and articles of association or any circumstance beyond our control, we or the Depositary or any of our respective directors, employees, agents or affiliates is prevented or forbidden from performing its obligations or exercising its discretion under the Deposit Agreement or is subject to any civil or criminal penalty on account of performing its obligations. Our obligations and the obligations of the Depositary under the Deposit Agreement are expressly limited to performing such obligations specifically set forth in the Deposit Agreement without negligence or bad faith.

Taxation

U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. Federal income tax consequences that apply to U.S. holders that acquire, own or dispose of the ADSs we are offering pursuant to this prospectus. This summary applies to holders that acquire the ADSs in this offering or offerings contemplated by this prospectus and hold the ADSs as capital assets for tax purposes. This summary is based on U.S. Federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus, all of which are subject to change at any time, possibly with retroactive effect. It is also based in part on representations by the Depositary and assumes that each obligation under the Deposit Agreement and any related agreement will be performed in accordance with its terms. This summary does not address all U.S. Federal income tax matters that may be relevant to a particular prospective holder or all tax considerations that may be relevant with respect to an investment in ADSs. Each prospective investor should consult a professional tax advisor with respect to the tax consequences of an investment in the ADSs.

This summary does not address tax considerations applicable to a holder of an ADS that may be subject to special tax rules including, without limitation, the following:

•	dealers or traders in securities, currencies or notional principal contracts;

•	financial institutions;

•	insurance companies;

•	real estate investment trusts;

•	banks;

•	investors subject to the alternative minimum tax;

•	tax-exempt organizations;

•	regulated investment companies;

•	investors that actually or constructively own 10 percent or more of our voting shares;

•	investors that will hold the ADSs as part of a hedging or conversion transaction or as a position in a straddle or a part of a synthetic security or other integrated transaction for U.S. Federal income tax purposes;

•	investors that are treated as partnerships or other pass through entities for U.S. Federal income tax purposes and persons who hold the ADSs through partnerships or other pass through entities; and

•	investors whose functional currency is not the U.S. dollar.

This summary does not address the effect of any U.S. Federal taxation other than U.S. Federal income taxation. In addition, this summary does not include any discussion of state, local or foreign taxation or the indirect effects on the holders of equity interests in a holder of an ADS.

Each prospective investor is urged to consult its own tax advisor regarding the foreign and U.S. Federal, state and local and other tax consequences of acquiring, owning and disposing of the offered ADSs.

For purposes of this summary, a ‘‘U.S. holder’’ is a beneficial owner of ADSs that is, for U.S. Federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. Federal income tax regardless of its source; or

•	a trust if:

(a)	a court within the United States is able to exercise primary supervision over administration of the trust; and

(b)	one or more United States persons have the authority to control all substantial decisions of the trust.

For purposes of this section, a ‘‘non-U.S. holder’’ is any holder who is not a U.S. holder.

In general, if you hold ADSs, you will be treated as the holder of the underlying shares represented by those ADSs for U.S. Federal income tax purposes. Accordingly, no gain or loss will be recognized if you exchange ADSs for the underlying shares represented by those ADSs.

The U.S. Treasury has expressed concerns that parties to whom ADSs are released may be taking actions that are inconsistent with the claiming of foreign tax credits for U.S. holders of ADSs. Such actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate U.S. holders. Accordingly, the analysis of the creditability of Israeli taxes and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. holders, each described below, could be affected by actions taken by parties to whom the ADSs are released.

U.S. Taxation of ADSs

Distributions

Subject to the discussion under ‘‘Passive Foreign Investment Companies’’ below, the gross amount of any distribution, including the amount of any Israeli taxes withheld from these distributions (see ‘‘Israeli Tax Consequences’’), actually or constructively received by a U.S. holder with respect to ADSs will be taxable to the U.S. holder as a dividend to the extent of our current and accumulated earnings and profits as determined under U.S. Federal income tax principles. The U.S. holder will not, except as provided by Section 245 of the Internal Revenue Code of 1986, as amended, be eligible for any dividends received deduction in respect of the dividend otherwise allowable to corporations. Distributions in excess of earnings and profits will be non-taxable to the U.S. holder to the extent of, and will be applied against and reduce, the U.S. holder’s adjusted tax basis in the ADSs. Distributions in excess of earnings and profits and such adjusted tax basis will generally be taxable to the U.S. holder as capital gain from the sale or exchange of property. We do not maintain calculations of our earnings and profits under U.S. Federal income tax principles. If we do not report to a U.S. holder the portion of a distribution that exceeds earnings and profits, the distribution will generally be taxable as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. The amount of any distribution of property other than cash will be the fair market value of that property on the date of distribution.

Under the Jobs and Growth Tax Relief Reconciliation Act of 2003 (the ‘‘2003 Act’’) enacted on May 28, 2003, as amended by the Tax Increase Prevention and Reconciliation Act of 2005, enacted on May 17, 2006, certain dividends received by non-corporate U.S. holders after December 31, 2002, will be subject to a maximum income tax rate of 15%. This reduced income tax rate is only applicable to dividends paid by a ‘‘qualified foreign corporation’’ that is not a ‘‘passive foreign investment company’’ and only with respect to shares held by a qualified U.S. holder (i.e., a non-corporate holder) for a minimum holding period (generally 61 days during the 121-day period beginning 60 days before the ex-dividend date). We should be considered a qualified foreign corporation because (i) we are eligible for the benefits of a comprehensive tax treaty between Israel and the U.S., which includes an exchange of information program, and (ii) the ADS is readily tradable on an established securities market in the U.S. In addition, based on our current business plans, we do not expect to be classified as a ‘‘passive foreign investment company’’ (see ‘‘Passive Foreign Investment Companies’’ below). Accordingly, dividends paid by us to individual U.S. holders on shares held for the minimum holding period should be eligible for the reduced income tax rate. The reduced tax rate for qualified dividends is scheduled to expire on December 31, 2010, unless further extended by Congress.

The amount of any distribution paid in a currency other than U.S. dollars (a ‘‘foreign currency’’) including the amount of any withholding tax thereon, will be included in the gross income of a U.S. holder in an amount equal to the U.S. dollar value of the foreign currencies calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the foreign currencies are converted into U.S. dollars. If the foreign currencies are converted into U.S. dollars on the date of receipt, a U.S. holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend. If the foreign currencies received in the distribution are not converted into U.S. dollars on the date of receipt, a U.S. holder will have a basis in the foreign currencies equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currencies will be treated as ordinary income or loss.

Dividends received by a U.S. holder with respect to ADSs will be treated as foreign source income for the purposes of calculating that holder’s foreign tax credit limitation. Subject to certain conditions and limitations, any Israeli taxes withheld on dividends may be deducted from taxable income or credited against a U.S. holder’s U.S. Federal income tax liability. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. The rules relating to foreign tax credits and the timing thereof are complex. U.S. holders should consult their own tax advisors regarding the availability of a foreign tax credit under their particular situation. Under the 2003 Act, the amount of the qualified dividend income paid by us to a U.S. holder that is subject to the reduced dividend income tax rate and that is taken into account for purposes of calculating the U.S. holder’s U.S. foreign tax credit limitation must be reduced by the ‘‘rate differential portion’’ of such dividend. Each qualified U.S. holder is urged to consult its own tax advisor regarding the possible applicability of the reduced rate under the 2003 Act and the related restrictions and special rules.

Sale or Other Disposition of ADSs

If a U.S. holder sells or otherwise disposes of its ADSs, gain or loss will be recognized for U.S. Federal income tax purposes in an amount equal to the difference between the amount realized on the sale or other disposition and such holder’s adjusted tax basis in the ADSs. Subject to the discussion below under the heading ‘‘Passive Foreign Investment Companies,’’ such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holder had held the ADSs for more than one year at the time of the sale or other disposition. Long-term capital gains realized by individual U.S. holders generally are subject to a lower marginal U.S. Federal income tax rate than ordinary income. Under most circumstances, any gain that a holder recognizes on the sale or other disposition of ADSs will be U.S. source for purposes of the foreign tax credit limitation and any recognized losses will be allocated against U.S. source income.

If a U.S. holder receives foreign currency upon a sale or exchange of ADSs, gain or loss, if any, recognized on the subsequent sale, conversion or disposition of such foreign currency will be ordinary income or loss, and will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. However, if such foreign currency is converted into U.S. dollars on the date received by the U.S. holder, the U.S. holder generally should not be required to recognize any gain or loss on such conversion.

Passive Foreign Investment Companies

For U.S. Federal income tax purposes, we will be considered a passive foreign investment company (‘‘PFIC’’) for any taxable year in which either 75% or more of our gross income is passive income, or at least 50% of the average value of all of our assets for the taxable year produce or are held for the production of passive income. For this purpose, passive income includes dividends, interest, royalties, rents, annuities and the excess of gain over losses from the disposition of assets which produce passive income. If we were determined to be a PFIC for U.S. Federal income tax purposes, highly complex rules would apply to U.S. holders owning ADSs. Accordingly, U.S. holders are urged to consult their own tax advisors regarding the application of such rules.

If we are treated as a PFIC for any taxable year,

•	a U.S. holder would be required to allocate income recognized upon receiving certain dividends or gain recognized upon the disposition of ADSs ratably over its holding period for such ADSs,

•	the amount allocated to each year during which we are considered a PFIC other than the year of the dividend payment or disposition would be subject to tax at the highest individual or corporate tax rate, as the case may be, and an interest charge would be imposed with respect to the resulting tax liability allocated to each such year,

•	the amount allocated to the year of the dividend payment or disposition would be taxable as ordinary income, and

•	a U.S. holder would be required to make an annual return on IRS Form 8621 regarding distributions received and gain realized with respect to ADSs.

One method to avoid the aforementioned treatment is for a U.S. holder to make an election to treat us as a qualified electing fund. A U.S. holder may make a qualified electing fund election only if we furnish the U.S. holder with certain tax information and we do not presently intend to prepare or provide this information. Alternatively, another method to avoid the aforementioned treatment is for a U.S. holder to make a timely mark-to-market election in respect of its ADSs. If a U.S. holder elects to mark-to-market its ADSs, any excess of the fair market value of the ADSs at the close of each tax year over the adjusted basis in such ADSs will generally be included in income. If the fair market value of the ADSs had depreciated below the adjusted basis at the close of the tax year, the U.S. holder may generally deduct the excess of the adjusted basis of the ADSs over its fair market value at that time. However, such deductions generally would be limited to the net mark-to-market gains, if any, that were included in income by such holder with respect to ADSs in prior years. Income recognized and deductions allowed under the mark-to-market provisions, as well as any gain or loss on the disposition of ADSs with respect to which the mark-to-market election is made, is treated as ordinary income or loss.

Based on our estimated gross income, the average value of our gross assets and the nature of our business, we do not believe that we will be classified as a PFIC in the current taxable year. Our status in any taxable year will depend on our assets and activities in each year and because this is a factual determination made annually at the end of each taxable year, there can be no assurance that we will not be considered a PFIC for any future taxable year. If we were treated as a PFIC in any year during which a U.S. holder owns ADSs, certain adverse tax consequences could apply, as described above. Given our current business plans, however, we do not expect that we will be classified as a PFIC in future years.

Investors are urged to consult their own tax advisor regarding the possibility of us being classified as a PFIC and the potential tax consequences arising from the ownership and disposition (directly or indirectly) of an interest in a PFIC.

Backup Withholding and Information Reporting

Payments of dividends with respect to ADSs and the proceeds from the sale, retirement, or other disposition of ADSs made by a U.S. paying agent or other U.S. intermediary will be reported to the IRS and to the U.S. holder as may be required under applicable U.S. Treasury regulations. We, or an agent, a broker, or any paying agent, as the case may be, may be required to withhold tax, currently at the rate of 28% (the backup withholding tax), if a non-corporate U.S. holder that is not otherwise exempt fails to provide an accurate taxpayer identification number and comply with other IRS requirements concerning information reporting. Certain U.S. holders (including, among others, corporations and tax-exempt organizations) are not subject to backup withholding. Backup withholding is not an additional tax. Any amount of backup withholding withheld may be used as a credit against your U.S. Federal income tax liability provided that the required information is furnished to the IRS. U.S. holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

Sale, Exchange or Retirement of Securities

If you are a non-U.S. holder and you sell, exchange or redeem ADSs, you will generally not be subject to U.S. Federal income tax on any gain, unless one of the following applies:

•	the gain is connected with a trade or business that you conduct in the United States through an office or other fixed place of business, or

•	you are an individual, you are present in the United States for at least 183 days during the year in which you dispose of the ADSs, and certain other conditions are satisfied.

Backup Withholding and Information Reporting

Backup withholding and information reporting apply to non-U.S. holders as follows:

Information reporting and backup withholding may apply if you use the U.S. office of a broker or agent, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker or agent that has certain connections to the United States. You may be required to comply with applicable certification procedures to establish that you are not a U.S. holder in order to avoid the application of such information reporting and backup withholding requirements. You should consult your tax advisor concerning the application of the information reporting and backup withholding rules.

Prospective investors should consult legal and tax advisors in the countries of their citizenship, residence and domicile to determine the possible tax consequences of purchasing, holding and selling ADSs under the laws of their respective jurisdictions in light of their own particular circumstances.

Israeli Tax Consequences

The following contains a discussion of the material Israeli tax consequences to purchasers of our ADSs in this offering. To the extent that the discussion is based on new tax legislation which has not been subject to judicial or administrative interpretation, we cannot assure you that the views expressed in the discussion will be accepted by the appropriate tax authorities or the courts. For a discussion of general Israeli tax laws applicable to us, please see Item 10, ‘‘Additional Information; Taxation; Israeli Tax Considerations’’ in our 2006 Annual Report on Form 20-F, which is incorporated herein by reference.

This discussion does not address all of the tax consequences that may be relevant to purchasers of our ADSs in light of their particular circumstances or certain types of purchasers of our ADSs that are subject to special tax treatment. Examples of this kind of investor include traders in securities who are subject to special tax regimes not covered in this discussion. Because individual circumstances may differ, you should consult your tax advisor to determine the applicability of the rules discussed below to you and the particular tax effects of the offer, including the application of Israeli or other tax laws. The discussion below is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations.

Capital gains tax on sales of our ADSs or ordinary shares

Israeli law generally imposes a capital gains tax on the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of assets located in Israel, including securities in Israeli companies, by non-residents of Israel, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. In calculating capital gain, the law distinguishes between real gain and inflationary surplus. The inflationary surplus is the portion of the total capital gain equal to the increase in the relevant asset’s value that is attributable to the increase in the Israeli consumer price index between the date of purchase and the date of sale. The real gain is the excess of the total capital gain over the inflationary surplus. A non-resident that invests in taxable assets with foreign currency may elect to calculate the amount of inflationary surplus in that foreign currency.

Taxation of Israeli residents

As of the 2006 tax year, the tax rate applicable to capital gains derived by Israeli resident individuals from the sale of shares, whether publicly traded or not, will generally not exceed 20% of the capital gains. However, a shareholder who is a ‘‘significant shareholder’’ (i.e., holding, directly or indirectly, alone or jointly with another, at least 10% of one or more means of control of the company) at the time of sale of shares or at any time during the preceding 12-month period, will be subject to a 25% tax rate on his capital gains. Israeli companies are generally subject to the corporate tax rate on capital gains derived from the sale of shares, unless such companies were not subject to the Income Tax Law (Inflationary Adjustments), 1985, or the Inflationary Adjustments Law, (or certain regulations) as of August 10, 2005, in which case the applicable tax rate is generally 25%. The corporate tax rate for the 2007 tax year is 29%, and is scheduled to decrease as follows: 27% for the 2008 tax year, 26% for the 2009 tax year and 25% for the 2010 tax year and thereafter.

Taxation of non-Israeli residents

Non-Israeli residents are generally exempt from Israeli capital gains tax on any gains derived from the sale of shares publicly traded on the TASE, provided that such gains were not derived from a permanent establishment of such shareholders in Israel. Non-Israeli residents also are generally exempt from Israeli capital gains tax on any gains derived from the sale of shares of Israeli companies publicly traded on Nasdaq, provided that such shareholders did not acquire their shares prior to the issuer’s initial public offering, that the gains were not derived from a permanent establishment of such shareholders in Israel and that such shareholders are not subject to the Inflationary Adjustments Law (investors that do not engage in activity in Israel generally should not be subject to such law). However, non-Israeli corporations will not be entitled to such exemption if an Israeli resident (i) has a controlling interest of 25% or more in such non-Israeli corporation or (ii) is the beneficiary or is entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In addition, the sale of our ADSs or ordinary shares by a shareholder who is a U.S. resident (for purposes of the U.S.-Israel Tax Treaty), and who holds the ADSs or ordinary shares as a capital asset (and who is entitled to claim the benefits afforded by the U.S.-Israel tax treaty) is also exempt from Israeli capital gains tax under the U.S.-Israel Tax Treaty unless either (i) the shareholder holds, directly or indirectly, shares representing 10% or more of our voting power during any part of the 12-month period preceding such sale or (ii) the capital gains arising from such sale are attributable to a permanent establishment of the shareholder located in Israel.

Taxation of dividends paid on our ADSs or ordinary shares

Taxation of Israeli residents

Israeli resident individuals are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 20%, unless the recipient is a significant shareholder (as defined above) in which case the applicable tax rate will be 25%. The company distributing the dividend is required to withhold tax at the source at the rate of 20%. Israeli resident companies are generally exempt from income tax on the receipt of dividends, unless the source of such dividends is located outside of Israel in which case tax will generally apply at a rate of 25%. However, dividends paid (to individuals or companies) from income derived from our Approved Enterprise are subject to withholding at the rate of 15%. We cannot assure you that we will designate the profits that are being distributed in a way that will reduce shareholders’ tax liability.

Taxation of non-Israeli residents

Non-residents of Israel are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 20%, unless the recipient is a significant shareholder in which case the applicable tax rate will be 25%. The company distributing the dividend is required to withhold tax at the source at the rate of 20%. Under the U.S.-Israel tax treaty, the maximum rate of tax withheld in Israel on dividends paid to a holder of our ordinary shares who is a U.S. resident (for purposes of the U.S.-Israel tax treaty) is 25%. Dividends paid from income derived from our Approved Enterprise are subject to withholding at the rate of 15%. Furthermore, the maximum rate of withholding tax on dividends from income not generated by our Approved Enterprise, that are paid to a U.S. corporation holding 10% or more of our outstanding voting power throughout the tax year in which the dividend is distributed as well as the previous tax year, is 12.5%, provided that not more than 25% of our gross income consists of interest or dividends. We cannot assure you that we will designate the profits that are being distributed in a way that will reduce shareholders’ tax liability.

A non-resident of Israel who has dividend income derived from or accrued in Israel, from which tax was withheld at source, is generally exempt from the duty to file tax returns in Israel in respect of such income, provided such income was not derived from a business conducted in Israel by such non- resident of Israel.

Underwriting

We and the underwriter have entered into an underwriting agreement with respect to the ADSs being offered. Subject to certain conditions, the underwriter has agreed to purchase all of the ADSs offered hereby.

The underwriter may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers.

The underwriter proposes to offer the ADSs from time to time for sale in one or more transactions in The Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the ADSs offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling ADSs to or through dealers, and such dealers may receive compensation in the form of discounts. The underwriter may effect such transactions by selling ADSs to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of ADSs for whom they may act as agents or to whom they may sell as principal.

We have granted the underwriter an option to purchase up to 675,000 additional ADSs at the same price per share as it is paying for the ADSs being offered on the front cover of this prospectus. These additional ADSs would cover sales by the underwriter which exceed the total number of ADSs being offered on the front cover of this prospectus. The underwriter may exercise this option at any time and from time to time, in whole or in part, within 30 days after the date of this prospectus. We will pay the expenses associated with the exercise of this option.

In connection with the offering, the underwriter may purchase and sell ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. ‘‘Covered’’ short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares from us in the offering. The underwriter may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase additional shares pursuant to the option granted to it. ‘‘Naked’’ short sales are any sales in excess of such option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of our ADS made by the underwriter in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of our ADSs, and may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on The Nasdaq Global Select Market, in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $                        .

We have agreed to indemnify the underwriter and our controlling persons against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which it received or will receive customary fees and expenses.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a ‘‘Relevant Member State’’), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the ‘‘Relevant Implementation Date’’) an offer of the ADSs to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to our ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of ADSs may be made at any time under the following exemptions under the Prospectus Directive if they have been implemented in the Relevant Member State:

(a)    to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)    to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)    in any other circumstances falling within Article 3 of the Prospectus Directive,

provided that no such offer of ADSs shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an ‘‘offer of the ADSs to the public’’ in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe for the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression ‘‘Prospectus Directive’’ means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in France

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the ADSs that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no ADSs have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors (‘‘Permitted Investors’’) consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or investors belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with ‘‘qualified investors’’ and ‘‘limited circle of investors’’ having the meaning ascribed to them in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier and applicable regulations thereunder; none of this prospectus or any other materials related to the offering or information contained therein relating to the ADSs has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any ADSs acquired by any Permitted Investors may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

Notice to Prospective Investors in the United Kingdom

No ADSs are to be offered or sold other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the ADSs would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the ‘‘FSMA’’) by the Issuer. No communication, invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) shall be made in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply. All applicable provisions of the FSMA will be complied with in respect to the offer of the ADSs in, from or otherwise involving the United Kingdom.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the ‘‘Order’’) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as ‘‘relevant persons’’). The ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such ADSs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Italy

The offering of the ADSs has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Societe la Borsa, the ‘‘CONSOB’’) pursuant to Italian securities legislation and, accordingly, the ADSs may not and will not be offered, sold or delivered, nor may or will copies of this prospectus or any other documents relating to the ADSs be distributed in Italy, except (i) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1, 1998, as amended, (the ‘‘Regulation No. 11522’’), or (ii) in other circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 (the ‘‘Financial Service Act’’) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended.

Any offer, sale or delivery of the ADSs or distribution of copies of this prospectus or any other document relating to the ADSs in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative Decree No. 385 of September 1, 1993, as amended (the ‘‘Italian Banking Law’’), Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Any investor purchasing the ADSs in the offering is solely responsible for ensuring that any offer or resale of the ADSs it purchased in the offering occurs in compliance with applicable laws and regulations.

This prospectus and the information contained herein are intended only for the use of its recipient and, unless in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of the Financial Service Act and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended, is not to be distributed, for any reason, to any third party resident or located in Italy. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

Italy has only partially implemented the Prospectus Directive, the provisions under the heading ‘‘Notice to Prospective Investors in the European Economic Area’’ above shall apply with respect to Italy only to the extent that the relevant provisions of the Prospectus Directive have already been implemented in Italy.

Insofar as the requirements above are based on laws that are superseded at any time pursuant to the implementation of the Prospectus Directive, such requirements shall be replaced by the applicable requirements under the Prospectus Directive.

Legal Matters

Certain legal matters relating to the ADSs offered by this prospectus will be passed upon for us by Bryan Cave LLP, New York, New York. Certain legal matters relating to the ordinary shares that are represented by the ADSs will be passed upon for us by Goldfarb, Levy, Eran, Meiri & Co., Tel-Aviv, Israel. Certain legal matters relating to this offering will be passed upon for the underwriter by Davis Polk & Wardwell, Menlo Park, California and Meitar Liquornik Geva & Leshem Brandwein, Ramat Gan, Israel.

Experts

Our consolidated financial statements as at December 31, 2006 and December 31, 2005 and for each of the years ended December 31, 2006, 2005 and 2004 and the notes thereto appearing in our annual report on Form 20-F for the year ended December 31, 2006 and incorporated by reference herein have been audited by Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report with respect thereon. Such financial statements are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of Actimize Ltd. as at December 31, 2006 for the year ended December 31, 2006 and the notes thereto appearing in our Form 6-K and incorporated by reference herein have been audited by Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, independent auditors, as set forth in their report with respect thereon. Such financial statements are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The audited historical financial statements of CRS Division of Dictaphone Corporation included in Exhibit 99.3 of our Form 6-K filed August 26, 2005, and the audited historical financial statements of IEX Corporation included in Exhibit 99.3 of our Form 6-K filed September 12, 2007, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Performix Holdings, Inc. as at December 31, 2005 for the year ended December 31, 2005 and the notes thereto appearing in our Form 6-K and incorporated by reference herein have been audited by Feeley & Driscoll, P.C., independent registered public accounting firm, as indicated in their report with respect thereto. Such financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

Where You Can Find More Information

We file annual and special reports and other information with the U.S. Securities and Exchange Commission (SEC). You may read and copy such material at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, as well as at the SEC’s regional offices. Copies of these materials may be obtained by mail from the public reference branch of the SEC at the address noted above at rates specified by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC maintains an Internet website at http://www.sec.gov that provides reports, proxy, information statements and other materials, free of charge, that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system.

Our ADSs are quoted on The Nasdaq Global Select Market under the symbol ‘‘NICE.’’ You may inspect certain reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

Information about us is also available on our website at http://www.nice.com. Such information on our website is not part of this prospectus.

Incorporation of Certain Information by Reference

The SEC allows us to ‘‘incorporate by reference’’ information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

The following documents filed with the SEC are incorporated in this prospectus by reference:

•	Our Annual Report on Form 20-F for the year ended December 31, 2006 (File No. 000-27466), filed June 13, 2007;

•	Exhibit 99.3 to our Report on Form 6-K, filed on August 26, 2005;

•	Our Report on Form 6-K, filed January 3, 2007;

•	Our Report on Form 6-K, filed May 9, 2007;

•	The first paragraph of the press release in Exhibit 99.1 and Exhibit 99.2 to our Report on Form 6-K, filed August 30, 2007;

•	Our Report on Form 6-K, filed on September 12, 2007;

•	Any future reports on Form 6-K to the extent that we indicate they are incorporated by reference into this registration statement; and

•	The description of our ADSs contained in the registration statement on Form F-3 filed with the Commission on August 26, 2005 and including any subsequent amendments, supplements or reports filed for the purpose of updating such description.

We filed a registration statement on Form F-3 to register with the SEC the sale of the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov where you can find our electronic filings.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

NICE-Systems Ltd. 8 Hapnina Street P.O. Box 690 Ra’anana 43107 Israel +972-9-775-3522

You should rely only on the information contained or incorporated in this prospectus. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus is distributed. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

Enforcement of Civil Liabilities

Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, a substantial number of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because our principal assets and a substantial number of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Goldfarb, Levy, Eran, Meiri & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.

Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a final U.S. judgment in a civil matter, including judgments based upon the civil liability provisions of the U.S. securities laws and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment is enforceable in the state in which it was given;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

•	the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the state of Israel;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

We have irrevocably appointed NICE Systems Inc. as our agent to receive service of process in any action against us in any U.S. jurisdiction arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at an annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Expenses

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$ *
Legal fees and expenses	250,000
Accounting fees and expenses	100,000
Miscellaneous expenses	50,000
Total	$400,000

*	In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of the registration fee for the securities offered by this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.    Indemnification of Officers and Directors

Exemption, Insurance and Indemnification of Directors and Officers

Exemption of Office Holders

Under the Companies Law, an Israeli company may not exempt an office holder from liability for breach of his duty of loyalty, but may exempt in advance an office holder from liability to the company, in whole or in part, for a breach of his duty of care (except in connection with distributions), provided the articles of association of the company allow it to do so. Our articles of association do not allow us to do so.

Office Holder Insurance

Our articles of association provide that, subject to the provisions of the Companies Law, we may enter into a contract for the insurance of the liability of any of our office holders with respect to:

•	a breach of his duty of care to us or to another person,

•	a breach of his duty of loyalty to us, provided that the office holder acted in good faith and had reasonable grounds to assume that his act would not prejudice our interests, or

•	a financial liability imposed upon him in favor of another person concerning an act performed by him in his capacity as an office holder.

Indemnification of Office Holders

Our articles of association provide that we may indemnify an office holder against:

•	a financial liability imposed on or incurred by an office holder in favor of another person by any judgment, including a settlement or an arbitrator’s award approved by a court concerning an act performed in his capacity as an office holder. Such indemnification may be approved (i) after the liability has been incurred or (ii) in advance, provided that the undertaking is limited to types of events which our board of directors deems to be foreseeable in light of our actual operations at the time of the undertaking and limited to an amount or criterion determined by our board of directors to be reasonable under the circumstances, and further provided that such events and amounts or criterion are set forth in the undertaking to indemnify, and provided that the total amount of indemnification for all persons we have agreed to indemnify in such circumstances does not exceed, in the aggregate twenty-five percent (25%) of our shareholders’ equity at the time of the actual indemnification;

•	reasonable litigation expenses, including attorney’s fees, expended by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent; and

•	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or charged to him by a court, in proceedings instituted against him by or on our behalf or by another person, or in a criminal charge from which he was acquitted, or a criminal charge in which he was convicted for a criminal offense that does not require proof of intent, in each case relating to an act performed in his capacity as an office holder.

We have undertaken to indemnify our directors and officers pursuant to applicable law. We have obtained directors and officers liability insurance for the benefit of our directors and officers.

Limitations on Exemption, Insurance and Indemnification

The Companies Law provides that a company may not exempt or indemnify an office holder, or enter into an insurance contract, which would provide coverage for any monetary liability incurred as a result of any of the following:

•	a breach by the office holder of his duty of loyalty unless, with respect to insurance coverage or indemnification, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the office holder of his duty of care if the breach was done intentionally or recklessly;

•	any act or omission done with the intent to derive an illegal personal benefit; or

•	any fine levied against the office holder.

Required Approvals

In addition, under the Companies Law, any exemption of, indemnification of, or procurement of insurance coverage for, our office holders must be approved by our audit committee and our board of directors and, if the beneficiary is a director, by our shareholders. We have obtained such approvals for the procurement of liability insurance covering our officers and directors and for the grant of indemnification letters to our officers and directors.

Item 9.    Exhibits

Number	Description
1.1	Form of Underwriting Agreement.(1)
4.1	Form of Deposit Agreement including Form of ADR Certificate, incorporated by reference to Exhibit A to the Company’s Registration Statement on Form F-6 (Registration No. 333-13518) filed May 17, 2001.
5.1	Opinion of Bryan Cave LLP.
5.2	Opinion of Goldfarb, Levy, Eran, Meiri & Co.
23.1	Consent of Kost, Forer, Gabbay & Kasierer, a Member of Ernst & Young Global.
23.2	Consent of Kost, Forer, Gabbay & Kasierer, a Member of Ernst & Young Global.
23.3	Consent of PricewaterhouseCoopers LLP.
23.4	Consent of PricewaterhouseCoopers LLP.
23.5	Consent of Feeley & Driscoll, P.C.
23.6	Consent of Bryan Cave LLP (included in 5.1 above).
23.7	Consent of Goldfarb, Levy, Eran, Meiri & Co. (included in 5.2 above).
24	Powers of Attorney (included in the signature pages herein).

(1)	To be filed by amendment or as an exhibit to a Report on Form 6-K of the registrant and incorporated herein by reference, if applicable.

Item 10.    Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933, as amended, need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933, as amended, or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Form F-3.

(5)    That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(A)    Each prospectus filed by the Registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)    That, for the purpose of determining liability of the Registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, NICE-SYSTEMS LTD. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ra’anana, Israel on September 18, 2007.

NICE-SYSTEMS LTD.
By: /s/ Haim Shani
Name: Haim Shani Title: Chief Executive Officer

POWER OF ATTORNEY

Know all persons by these presents that each of the undersigned constitutes and appoints Haim Shani and Dafna Gruber, and each of them, his or her true and lawful attorneys-in-fact and agents with full and several power of substitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and any additional registration statement related to the offering contemplated by this Registration Statement) and supplements to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title(s)	Date

/s/ Ron Gutler	Chairman of the Board of Directors	September 18, 2007

Ron Gutler

/s/ Haim Shani	Chief Executive Officer (Principal Executive Officer)	September 18, 2007

Haim Shani

/s/ Dafna Gruber	Corporate Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 18, 2007

Dafna Gruber

/s/ Joseph Atsmon	Vice-Chairman of the Board of Directors	September 18, 2007

Joseph Atsmon

/s/ Rimon Ben-Shaoul	Director	September 18, 2007

Rimon Ben-Shaoul

Name	Title(s)	Date

/s/ Yoseph Dauber	Director	September 18, 2007

Yoseph Dauber

/s/ Dan Falk	Director	September 18, 2007

Dan Falk

/s/ John Hughes	Director	September 18, 2007

John Hughes

/s/ Leora Meridor	Director	September 18, 2007

Dr. Leora Meridor

Authorized Representative in the United States:

NICE SYSTEMS INC.

By:            /s/ David Ottensoser                            September 18, 2007
Name:     David Ottensoser
Title:        Corporate Secretary

EXHIBIT INDEX

Number	Description
1.1	Form of Underwriting Agreement.(1)
4.1	Form of Deposit Agreement including Form of ADR Certificate, incorporated by reference to Exhibit A to the Company’s Registration Statement on Form F-6 (Registration No. 333-13518) filed May 17, 2001.
5.1	Opinion of Bryan Cave LLP.
5.2	Opinion of Goldfarb, Levy, Eran, Meiri & Co.
23.1	Consent of Kost, Forer, Gabbay & Kasierer, a Member of Ernst & Young Global.
23.2	Consent of Kost, Forer, Gabbay & Kasierer, a Member of Ernst & Young Global.
23.3	Consent of PricewaterhouseCoopers LLP.
23.4	Consent of PricewaterhouseCoopers LLP.
23.5	Consent of Feeley & Driscoll, P.C.
23.6	Consent of Bryan Cave LLP (included in 5.1 above).
23.7	Consent of Goldfarb, Levy, Eran, Meiri & Co. (included in 5.2 above).
24	Powers of Attorney (included in the signature pages herein).

(1)	To be filed by amendment or as an exhibit to a Report on Form 6-K of the registrant and incorporated herein by reference, if applicable.